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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

KAPSTONE PAPER AND PACKAGING CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

April 1, 2013

Dear Stockholder:

        This year's Annual Meeting of Stockholders will be held on Thursday, May 16, 2013 at 11:00 a.m., Central Daylight Time, at 1033 Skokie Boulevard, Suite 100, Northbrook, Illinois. You are cordially invited to attend.

        The Notice of Annual Meeting of Stockholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, follow this letter.

        After reading the Proxy Statement, please make sure to vote your shares by promptly dating, signing, and returning the enclosed proxy card or attending the annual meeting in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before the Company's stockholders are important.

        A copy of the Company's 2012 Annual Report is also enclosed.

        I look forward to seeing you at the Annual Meeting.

Very truly yours, Roger W. Stone Chairman and Chief Executive Officer

PROXY SUMMARY

        This summary contains highlights about our Company and the upcoming 2013 Annual Meeting of Stockholders. This summary does not contain all of the information that you should consider in advance of the meeting, and we encourage you to read the entire Proxy Statement carefully before voting.

 GOVERNANCE HIGHLIGHTS

  Board of Directors

  •
  9 directors; 7 are independent

  •
  All Committee members are independent

  •
  Executive sessions at each regularly scheduled Board meeting

  •
  Annual Board and Committee self-assessments

  •
  Stock ownership requirements for each non-employee director

  Stockholder Interests

  •
  No stockholder rights plan

  •
  Policies against hedging or pledging applicable to employees and directors

  •
  Increased stock ownership requirements for Named Executive Officers (see page 29)

  •
  Annual advisory vote to approve compensation of Named Executive Officers

EXECUTIVE COMPENSATION HIGHLIGHTS

        We believe that compensation for executives should be determined according to a competitive framework taking into account the financial performance of the Company, individual contributions and the external market in which the Company competes for executive talent. The Company relies on the following elements of compensation:

  •
  Base salary

  •
  Annual performance-based cash awards

  •
  Long-term incentive compensation in the form of stock options and restricted stock units

        In 2012, the Compensation Committee utilized the assistance of Frederic W. Cook & Co., an executive compensation consulting company, to assist in evaluating executive compensation programs and in evaluating executive officers' compensation compared to an established peer group of similar companies.

        Best practices associated with our executive compensation programs include:

  •
  No employment agreements

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  No severance arrangements

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  Capped performance-based cash awards

  •
  Clawback provisions

  •
  Benchmarking

  •
  Increased stock ownership requirements

 VOTING MATTERS

Agenda Items		Board Vote Recommendation	Page Reference
1.	Election of three directors, each for a three-year term	FOR each director nominee	7
2.	Vote to ratify appointment of Ernst & Young LLP as independent auditor for 2013	FOR	37
3.	Advisory vote to approve executive compensation	FOR	38
4.	Vote to approve Amended and Restated 2008 Performance Incentive Plan	FOR	39

  Election of Directors (Proposal No. 1)

        The following table provides summary information about our nominees for election to the Board of Directors. Additional information for all directors, including nominees, may be found beginning on page 7 of this Proxy Statement.

Name	Director Since	Occupation	Independent
Brian R. Gamache	2009	Chairman and CEO of WMS Industries, Inc.	X
S. Jay Stewart	2007	Former Chairman and CEO of Morton International, Inc.	X
David P. Storch	2009	Chairman and CEO of AAR Corporation	X

  Vote to Ratify Appointment of Independent Auditor (Proposal No. 2)

        We are asking stockholders to ratify the appointment of Ernst & Young LLP as our independent auditor for 2013. We paid Ernst & Young LLP a total of $2,490,150 in fees in 2012. Additional information regarding our independent auditor and audit fees may be found beginning on page 20 of this Proxy Statement.

  Advisory Vote to Approve Executive Compensation (Proposal No. 3)

        We are asking stockholders to cast an advisory, nonbinding vote to approve the compensation awarded to our Named Executive Officers. Additional information regarding our executive compensation may be found beginning on page 22 of this Proxy Statement.

  Vote to Approve the Company's Amended and Restated 2008 Performance Incentive Plan (Proposal No. 4)

        We are asking stockholders to approve our Amended and Restated 2008 Performance Incentive Plan. Additional information regarding this plan may be found beginning on page 39 of this Proxy Statement

 MEETING INFORMATION

Date and time	May 16, 2013, 11:00 a.m. Central Daylight Time
Place	1033 Skokie Boulevard, Suite 100 Northbrook, Illinois 60062
Record date	March 18, 2013
Voting	Stockholders of record at the close of business on the record date may vote at the Annual Meeting. Each share is entitled to one vote on each matter to be voted upon.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 16, 2013

To the Stockholders:

        The Annual Meeting of Stockholders of KapStone Paper and Packaging Corporation ("KapStone" or the "Company") will be held on Thursday, May 16, 2013, at 11:00 a.m., Central Daylight Time, at 1033 Skokie Boulevard, Suite 100, Northbrook, Illinois, for the following purposes:

  1.
  To vote upon the election of the three Class A directors identified in the proxy statement that accompanies this notice, each to hold office for a three-year term and until his respective successor is elected and qualified. The Board of Directors has nominated the following persons for election as Class A directors at the meeting: Brian R. Gamache, S. Jay Stewart, and David P. Storch.

  2.
  To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the year ending December 31, 2013.

  3.
  To hold a non-binding vote to approve the Company's executive compensation.

  4.
  To approve the Company's Amended and Restated 2008 Performance Incentive Plan.

  5.
  To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        Stockholders of record at the close of business on March 18, 2013 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. For ten days prior to the Annual Meeting, a complete list of the stockholders of record on March 18, 2013 will be available at the Company's principal offices for examination during ordinary business hours by any stockholder for any purpose relating to the meeting.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" ALL DIRECTOR NOMINEES, AND "FOR" PROPOSALS 2, 3, AND 4.

By Order of the Board of Directors,
Roger W. Stone Chairman and Chief Executive Officer

Northbrook, Illinois
April 1, 2013

        IMPORTANT: Please promptly fill in, date, sign and return the enclosed proxy card in the accompanying pre-paid envelope to ensure that your shares are represented at the meeting. You may revoke your proxy before it is voted. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

        Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders To Be Held on May 16, 2013

The Company's Proxy Statement for the 2013 Annual Meeting of Stockholders and the Annual Report to Stockholders for the fiscal year ended December 31, 2012, are available at http://ir.kapstonepaper.com.

KapStone Paper and Packaging Corporation

1101 Skokie Boulevard
Suite 300
Northbrook, Illinois 60062

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

        The accompanying proxy is being solicited by the Board of Directors (the "Board") of KapStone Paper and Packaging Corporation (the "Company" or "KapStone") and contains information related to the Annual Meeting of Stockholders to be held on Thursday, May 16, 2013, at 11:00 a.m., Central Daylight Time, or any adjournment or postponement thereof, for the purposes described in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at 1033 Skokie Boulevard, Suite 100, Northbrook, Illinois. This Proxy Statement was filed with the Securities and Exchange Commission (the "SEC") and is first being sent or given to stockholders on or about April 1, 2013.

FREQUENTLY ASKED QUESTIONS

What am I voting on?

        You will be voting on:

  •
  The election of three (3) directors to serve on the Board;

  •
  The ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2013;

  •
  Advisory approval of the Company's executive compensation;

  •
  Approval of the Company's Amended and Restated 2008 Performance Incentive Plan; and

  •
  Other matters properly brought before the meeting.

How does the Board recommend that I vote?

        The Company's Board recommends that you vote:

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  FOR each of the director nominees;

  •
  FOR ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2013;

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  FOR the approval of the non-binding resolution relating to the Company's compensation of the Company's named executive officers as disclosed in the Compensation, Discussion and Analysis section and accompanying compensation tables and related narratives contained in this Proxy Statement (the "Say-on-Pay resolution"); and

  •
  FOR the approval of the Company's Amended and Restated 2008 Performance Incentive Plan.

Who is entitled to vote at the meeting?

        Holders of record of the Company's Common Stock at the close of business on March 18, 2013, (the "Record Date") will be entitled to vote. As of the close of business on the Record Date, there were 47,504,683 shares of Common Stock outstanding and entitled to vote.

How many votes am I entitled to?

        You are entitled to one vote for each share of Common Stock that you own.

 How do I vote shares held in my name?

        You may vote in person at the annual meeting or by proxy. If you properly complete and sign the enclosed proxy card, the shares held in your name will be voted as you direct. If you sign and return the proxy card but do not include voting instructions, the shares held in your name will be voted FOR the three nominee directors named in this Proxy Statement, FOR the ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm, FOR the approval of the Say-on-Pay resolution, and FOR the approval of the Company's Amended and Restated 2008 Performance Incentive Plan.

Can I change my vote after I return my proxy card?

        You may change your vote or revoke your proxy at any time before the polls close at the annual meeting by taking any of the following actions:

  •
  Delivering a later-dated proxy;

  •
  Giving written notice to the Company's Secretary; or

  •
  Voting in person at the annual meeting.

How do I vote my shares held by my broker?

        If your shares are held in street name, you must either direct your broker as to how to vote your shares, or obtain a proxy from your broker giving you the right to vote the shares in person at the annual meeting.

How many votes must be present to constitute a quorum?

        A quorum is the presence at the annual meeting in person or by proxy of a majority of the outstanding shares of Common Stock. There needs to be a quorum in order for the annual meeting to be held. Broker non-votes and proxies received but marked as abstentions will count for purposes of establishing a quorum. Broker non-votes occur when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for the particular matter and has not received voting instructions from the beneficial owner.

May my shares be voted if I do not provide my proxy?

        If your shares are held in street name, they may be voted on matters that the New York Stock Exchange (the "NYSE") considers "routine" even if you do not instruct your broker how to vote your shares. Accordingly, if you do not instruct your broker how to vote your shares, your broker can vote your shares to approve the appointment of Ernst & Young LLP as the Company's independent registered accounting firm, but your broker cannot vote your shares on the election of directors, the approval of the Say-on-Pay resolution, or the approval of the Company's Amended and Restated 2008 Performance Incentive Plan.

What vote is required to approve each proposal, assuming a quorum is present at the Annual Meeting?

        It will depend on each proposal.

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  For Proposal One:    Stockholders will elect the three director nominees receiving the greatest number of votes.

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  For Proposal Two:    The affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting and entitled to vote is required for the ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2013.

  •
  For Proposal Three:    The affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting and entitled to vote is required for approval of the compensation of our named executive officers. Because the vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

  •
  For Proposal Four:    The affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting and entitled to vote is required for approval of the Company's Amended and Restated 2008 Performance Incentive Plan.

How are we soliciting this proxy?

        The Company may solicit stockholder proxies by mail, telephone, Internet, or personally through certain of its directors, officers and employees who will receive no extra compensation for their services. The Company will bear all costs of soliciting proxies, including, upon request, reimbursing brokers for the reasonable expenses incurred by them in forwarding proxy materials to the beneficial owners of Common Stock.

How can I contact the Board?

        Anyone desiring to communicate directly with the Board or the non-management directors, individually or as a group, may do so by written communication addressed to them at KapStone Paper and Packaging Corporation, 1101 Skokie Boulevard, Suite 300, Northbrook, IL 60062, Attention: Secretary. Relevant communications will be forwarded by the Secretary to the appropriate directors depending on the facts and circumstances outlined in the communication.

 SECURITY OWNERSHIP OF MANAGEMENT

        The following table shows the amount of the Company's Common Stock beneficially owned, unless otherwise indicated, by the Company's directors, named executive officers, and directors and executive officers as a group as of March 18, 2013. Except as otherwise specified, the named beneficial owner has sole voting and investment power over the shares listed. None of the shares are pledged as security. The total number of shares of Common Stock outstanding as of March 18, 2013 is 47,504,683.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock(1)	Options Currently Exercisable or Exercisable within 60 days	Percentage of Common Stock
Roger W. Stone(2)	3,434,724	29,162	7.23%
Matthew Kaplan	1,694,775	75,258	3.57%
John M. Chapman	397,846	72,268	0.84%
Jonathan R. Furer	773,918	72,268	1.63%
Brian R. Gamache	14,306	1,882	0.03%
Ronald J. Gidwitz	47,687	1,882	0.10%
Matthew H. Paull	7,882	1,882	0.02%
S. Jay Stewart	82,268	72,268	0.17%
David P. Storch	14,313	1,882	0.03%
Andrea K. Tarbox	129,432	38,161	0.27%
Timothy P. Keneally	89,794	10,912	0.19%

All directors and executive officers as a group (eleven individuals)	6,686,915	377,825	14.08%

(1)
Includes options currently exercisable or exercisable within 60 days of March 18, 2013. Restricted stock units (RSUs) granted under the Company's Amended and Restated 2006 Incentive Plan do not have voting rights and are converted into shares of Common Stock when the vesting period lapses. None of the persons named in the table has RSUs that vest within 60 days of March 18, 2013.

(2)
1,573,400 shares of Common Stock are owned by Mr. Stone's family foundation of which Mr. Stone is director and has sole voting control and investment discretion over such shares, and 117,518 shares of Common Stock held by the Roger W. Stone 2009 GRAT dated June 3, 2009. On March 14, 2012, Mr. Stone made gifts to two irrevocable trusts for the benefit of his descendants. The aggregate amount of the gifts was 382,043 shares of Common Stock. In addition, on that date, Mr. Stone contributed 573,065 shares of Common Stock to a partnership without retention of beneficial ownership, direct or indirect, over such shares, in return for a limited partner interest. The business address of Mr. Stone and each of these entities is KapStone Paper and Packaging Corporation, 1101 Skokie Boulevard, Suite 300, Northbrook, IL 60062.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL STOCKHOLDERS

        The following table shows those persons known to us as of March 18, 2013 to be the beneficial owners of more than 5% of the Company's Common Stock, with the exception of Roger W. Stone, whose ownership is included in the Security Ownership of Management table above. In furnishing the information below, we have relied upon filings made by the beneficial owners with the SEC.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock	Percentage of Outstanding Common Stock
Wellington Management Company, LLP(1)	5,344,908	11.42%
BlackRock, Inc.(2)	3,704,319	7.91%
Richard A. Rubin/Hawkeye Capital Management, LLC(3)	3,113,520	6.65%
The Vanguard Group(4)	2,353,024	5.02%

(1)
Reflects the holdings Wellington Management Company, LLP reported in a Schedule 13G amendment dated February 14, 2013. At that time, it reported shared voting power with respect to 3,367,880 shares and shared dispositive power with respect to 5,344,908 shares as of December 31, 2012. The business address of the reporting person is 280 Congress Street, Boston, MA 02210.

(2)
Reflects the holdings BlackRock, Inc. reported in a Schedule 13G amendment dated February 4, 2013. At that time, it reported sole voting power and sole dispositive power with respect to 3,704,319 shares as of December 31, 2012. The business address of the reporting person is 40 East 52nd Street, New York, NY 10022.

(3)
Reflects the holdings reported in a Schedule 13G amendment dated February 14, 2013 filed jointly by Richard A. Rubin, Hawkeye Capital Management, LLC, and Hawkeye Capital Master. At that time, the group reported that Richard A. Rubin possessed sole voting power and sole dispositive power with respect to 3,113,520 shares as of December 31, 2012. The business address of the reporting persons other than Hawkeye Capital Master is 800 Third Avenue, 9th Floor, New York, NY 10022. The business address of Hawkeye Capital Master is P.O. Box 897GT, Windward 1 Regatta Office Park, West Bay Road, Georgetown, Grand Cayman, Cayman Islands.

(4)
Reflects the holdings the Vanguard Group reported in a Schedule 13G filing dated February 7, 2013. At that time, it reported sole voting power with respect to 58,931 shares, sole dispositive power with respect to 2,295,393 shares, and shared dispositive power with respect to 2,353,024 shares as of December 31, 2012. The business address of the reporting person is 100 Vanguard Blvd, Malvern, PA 19355.

 SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLAN

        Information about the Company's equity compensation plan at December 31, 2012 is as follows:

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options and Restricted Stock Units	Weighted Average Exercise Price of Outstanding Options	Number of Shares Remaining Available for Future Issuance under Equity Compensation Plans
Equity compensation plan approved by stockholders(1)	1,447,599	$10.91	1,912,259	(2)
Equity compensation plans not approved by stockholders	—	—	—

Total	1,447,599	$10.91	1,912,529

(1)
Pursuant to the Amended and Restated 2006 Incentive Plan

(2)
Includes 500,000 shares issuable under the 2009 Employee Stock Purchase Plan, 464,660 of which are presently subject to purchase.

PROPOSAL 1

ELECTION OF DIRECTORS

        The Company has a classified Board of Directors currently consisting of three Class A directors (Brian R. Gamache, S. Jay Stewart and David P. Storch) who have terms expiring at the 2013 Annual Meeting of Stockholders, three Class B directors (John M. Chapman, Matthew Kaplan and Ronald J. Gidwitz) who have terms expiring at the 2014 Annual Meeting of Stockholders, and three Class C directors (Jonathan R. Furer, Matthew H. Paull, and Roger W. Stone) who have terms expiring at the 2015 Annual Meeting of Stockholders. Directors in a class are elected for a term of three years to succeed the directors in such class whose terms expire at such annual meeting, or a shorter term to fill a vacancy in another class of directors.

        The nominees for election at the 2013 Annual Meeting of Stockholders to fill the three Class A positions on the Board of Directors are Brian R. Gamache, S. Jay Stewart, and David P. Storch. If elected, the nominees for the Class A directors will be elected to serve three-year terms expiring at the Annual Meeting of Stockholders in 2016. If a quorum is present and voting at the meeting, the three nominees for Class A director receiving the most votes will be elected Class A directors. Neither abstentions nor broker non-votes will have any effect upon the outcome of voting with respect to the election of directors.

        We believe our Board should be composed of individuals with sophistication and experience in many substantive areas that impact our business. We believe experience, qualifications or skills in the following areas are important: paper industry background; sales; manufacturing; capital markets; finance; accounting; leadership of complex organizations; international operations; and familiarity with board practices of major corporations. We believe that all of our Board members possess the professional and personal qualifications necessary for board service, and have highlighted particularly noteworthy attributes of each Board member in the individual biographies below.

        The following information relates to the nominees listed above and to the Company's other directors whose terms of office will extend beyond the 2013 Annual Meeting of Stockholders.

Nominees for election at the 2013 Annual Meeting of Stockholders

Class A
(Term Ends 2013)

Brian R. Gamache (Age 54)	A director appointed in October 2009, Mr. Gamache has served as the Chief Executive Officer of WMS Industries, Inc., a leading supplier to the gaming industry, since 2001 and additionally was named Chairman of the company in July 2008. Mr. Gamache was originally appointed as President and Chief Operating Officer of WMS Industries in April 2000, and was subsequently named that company's President and Chief Executive Officer concurrently with his appointment to its Board of Directors in June 2001. Mr. Gamache is a member of the Board of Directors of the American Gaming Association, serving as the Chair of its Finance Committee, and is a Trustee of Lake Forest Academy and the Lake Forest Country Day School. He received a B.S. in Business Administration from the University of Florida. Mr. Gamache's qualifications to serve on the Board include his experience in sales and marketing, manufacturing, leadership of complex organizations, and familiarity with board practices of major corporations.

S. Jay Stewart (age 74)	A director appointed in January 2007, Mr. Stewart was the non-executive chairman of Autoliv, Inc., a manufacturer and supplier of automotive safety systems, from 2001 to 2007 and its lead director from 2007 to 2011. Mr. Stewart served as Chairman and Chief Executive Officer of Morton International, Inc., from 1994 to 1999, and as Vice Chairman of Rohm and Haas Company for one year thereafter. He is a former director of Autoliv, Inc.; HSBC North American Holdings, Inc.; Household International, Inc.; Burns International Services Corp.; Box USA, Inc.; Rohm and Haas Company; Morton International, Inc.; and Morton Thiokol, Inc. Mr. Stewart holds a B.S. in chemical engineering from the University of Cincinnati and an M.B.A. from West Virginia University. Mr. Stewart's qualifications to serve on the Board include his experience in manufacturing, capital markets, finance, accounting, leadership of complex organizations, international operations, and familiarity with board practices of major corporations.
David P. Storch (age 60)
A director appointed in October 2009, Mr. Storch has served as the Chief Executive Officer of AAR Corp., a leading provider of diverse products and value-added services to the worldwide aviation/aerospace industry, since 1996. He has served as AAR's Chairman since 2005, President from 1989 to 2007, Chief Operating Officer from 1989 to 1996, and Vice President from 1988 to 1989. Mr. Storch has served on the Board of Directors of Kemper Corporation, a leading insurance and financial services provider formerly known as Unitrin, Inc., since May 2010. He has served on the boards of The Executive Club of Chicago and the Chicago Urban League. He currently is a member of the Economics Club of Chicago and the World Presidents' Organization, and serves on the board of the Wings Club. He holds a B.A. from Ithaca College. Mr. Storch's qualifications to serve on the Board include his experience in sales, manufacturing, leadership of complex organizations, international operations, and familiarity with board practices of major corporations.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES NAMED ABOVE.

 Class B
(Term Ends 2014)

John M. Chapman (age 52)	A director since the Company's inception in 2005, Mr. Chapman is a co-founder and has been a managing member of Arcade Partners LLC, a private equity firm, since November 2003. Mr. Chapman was a founding director and chief financial officer of Arcade Acquisition Corporation, a blank check acquisition company that completed its initial public offering in May 2007, and was dissolved in May 2009. From January 2004 until December 2011 he was a Managing Director of Washington & Congress Managers, a private equity firm. From March 1990 through December 2003, he was employed by Triumph Capital Group, Inc, a private equity firm, last serving as a Managing Director. Mr. Chapman received a B.A. from Bates College and an M.B.A. from the Tuck School of Business at Dartmouth College. Mr. Chapman's qualifications to serve on the Board include his experience in capital markets, finance and accounting.
Matthew Kaplan (age 56)
President, Chief Operating Officer and a director since the Company's inception in 2005, Mr. Kaplan was Manager of Stone-Kaplan Investments, LLC, a private investment company, from July 2004 through December 2007. He was President, Chief Operating Officer and a director of Box USA Holdings, Inc., a corrugated box manufacturer, from July 2000 until the sale of the company in July 2004. Mr. Kaplan began his career at Stone Container Corporation in 1979 and was serving as its Senior Vice President and General Manager of North American Operations when Stone Container Corporation merged with Jefferson Smurfit Corporation in November 1998. He was Vice President / General Manager Container Division with Smurfit-Stone Container Corporation and a director of the company until March 1999. Mr. Kaplan served on the board of directors of Victory Packaging from January 2007 until late 2011. In addition, Mr. Kaplan formerly served on the board of directors of Magnetar Spectrum Fund. He is a director of the American Forest and Paper Association, the Fibre Box Association, and Pacific Millennium Paper Group Limited. Mr. Kaplan received a B.A. in Economics from the University of Pennsylvania and an M.B.A. from the University of Chicago. Mr. Kaplan is the son-in-law of Roger W. Stone. Mr. Kaplan's qualifications to serve on the Board include his experience in the paper industry, sales, manufacturing, capital markets, leadership of complex organizations, and familiarity with board practices of major corporations and his service as an executive officer of the Company.

Ronald J. Gidwitz (age 67)	A director appointed in October 2008, Mr. Gidwitz co-founded GCG Partners, a strategic consulting and equity firm, in 1998 and has since served as a partner at that firm. Since 1974 he has served as a director of Continental Materials Corporation. From 1996 to 1998, he was President and Chief Executive Officer of the Unilever HPC Helene Curtis Business Unit. Previously, Mr. Gidwitz served as President, Chief Executive Officer and Director of Helene Curtis, a Fortune 500 consumer products company. Mr. Gidwitz received a B.A. in economics from Brown University. Mr. Gidwitz's qualifications to serve on the Board include his experience in sales, manufacturing, leadership of complex organizations, international operations, and familiarity with board practices of major corporations.

Class C
(Term Ends 2015)

Jonathan R. Furer (age 56)	A director since the Company's inception in 2005, Mr. Furer is a co-founder and has been a managing member of Arcade Partners LLC, a private equity firm, since November 2003. From January 2004 until December 2011 he was a Managing Director of Washington & Congress Managers, a private equity firm. He was a founding director and chief executive officer of Arcade Acquisition Corporation, a blank check acquisition company that completed its initial public offering in May 2007 and was dissolved in May 2009. Mr. Furer received a B.B.A. in international business from George Washington University. Mr. Furer's qualifications to serve on the Board include his experience in turnarounds, mergers and acquisitions, capital markets, finance and accounting.

Matthew H. Paull (age 61)	A director appointed in September 2010, Mr. Paull was Senior Executive Vice President and Chief Financial Officer of McDonald's Corporation, a worldwide foodservice retailer, from July 2001 until he retired from that position in January 2008. Before joining McDonald's in 1993, Mr. Paull was a partner at Ernst & Young where he managed a variety of financial practices. He was named to the Board of Directors of Best Buy Co., Inc. in September 2003 and in June 2010 was elected its Lead Independent Director. Mr. Paull also serves on Best Buy's Finance & Investment Policy and Audit Committees. He was elected to the Board of Directors of WMS Industries, Inc. in December 2012, where he serves on the Audit and Ethics Committees. Mr. Paull also serves as an Advisory Director of Pershing Square Capital and on the Advisory Board of the One Acre Fund, a charity focused on improving the productivity of family farms in Africa. Previously Mr. Paull served as a board member of the Loyola Ronald McDonald House and as an advisory council member for the Federal Reserve Board of Chicago. He is a former executive professor in residence at the University of San Diego. Mr. Paull earned his B.A. and master's degree in accounting at the University of Illinois. Mr. Paull's qualifications to serve on the Board include his significant financial acumen, knowledge of hedge funds and investments, broad experience in global operations and extensive experience in tax matters.
Roger W. Stone (age 78)
Chairman of the Board and Chief Executive Officer since the Company's inception in 2005, Mr. Stone was Manager of Stone-Kaplan Investments, LLC, a private investment company, from July 2004 through December 2007. He was Chairman and Chief Executive Officer of Box USA Holdings, Inc., a corrugated box manufacturer, from July 2000 until the sale of that company in July 2004. Mr. Stone was Chairman, President and Chief Executive Officer of Stone Container Corporation, a multinational paper company primarily producing and selling pulp, paper and packaging products, from March 1987 to November 1998, when Stone Container Corporation merged with Jefferson Smurfit Corporation, at which time he became President and Chief Executive Officer of Smurfit-Stone Container Corporation until March 1999. Mr. Stone is also Chairman of Stone Tan China Acquisition (Hong Kong) Co. Ltd. and Stone Tan China Holding Corporation. He is a former director of Smurfit-Stone Container Corporation; Morton International, Inc.; Morton Thiokol, Inc.; and Autoliv, Inc. Mr. Stone has served on the board of directors of McDonald's Corporation since 1989. Mr. Stone received a B.S. in Economics from the Wharton School at the University of Pennsylvania. Mr. Stone is the father-in-law of Matthew Kaplan. Mr. Stone's qualifications to serve on the Board include his experience in the paper industry, sales, manufacturing, capital markets, finance, leadership of complex organizations, international operations, and familiarity with board practices of major corporations and his service as an executive officer of the Company.

GOVERNANCE STRUCTURE

        Role of the Board—The Board is the ultimate decision-making body of the Company, except with respect to matters reserved to stockholders. The primary function of the Board is oversight. The Board, in exercising its business judgment, acts as an advisor and counselor to senior management and defines and enforces standards of accountability—all with a view to enabling senior management to execute their responsibilities fully and in the interests of stockholders. The following are the Board's primary responsibilities, some of which may be carried out by one or more Committees of the Board or the independent directors as appropriate:

  •
  Overseeing the conduct of the Company's business so that it is effectively managed in the long-term interests of stockholders;

  •
  Selecting, evaluating and compensating the Chief Executive Officer (CEO) and planning for CEO succession, as well as monitoring management's succession planning for other key executives;

  •
  Overseeing and reviewing the Company's strategic direction and objectives;

  •
  Monitoring the Company's accounting and financial reporting practices and reviewing the Company's financial and other controls;

  •
  Overseeing the Company's compliance with applicable laws and regulations; and

  •
  Overseeing the processes that are in place to safeguard the Company's assets and mitigate risks.

        In performing its oversight function, the Board is entitled to rely on the advice, reports and opinions of management, counsel, auditors and outside experts. In that regard, the Board and its Committees shall be entitled, at the expense of the Company, to engage such independent legal, financial or other advisors as they deem appropriate, without consulting or obtaining the approval of any officer of the Company.

        Board Leadership Structure—Our Bylaws require that our Chairman shall be a member of the Board of Directors and may or may not be an officer or employee of the Company. The principal duty of the Company's Chairman is to lead and oversee the Board. The Chairman should facilitate an open flow of information between management and the Board, and should lead a critical evaluation of Company management, practices and adherence to the Company's strategic plan and objectives.

        The Company's business is conducted by its employees, managers and officers, under the direction of senior management and led by the CEO. In carrying out the Company's business, the CEO and senior management are accountable to the Board and ultimately to stockholders. Management's primary responsibilities include the day-to-day operation of the Company's business, strategic planning, budgeting, financial reporting and risk management.

        Roger W. Stone is the company's Chairman of the Board and Chief Executive Officer. The Board believes that Mr. Stone's holding of both positions is in the best interests of the Company due to his vast experience in and knowledge of the paper industry. In addition, having the same person serve as Chairman of the Board and Chief Executive Officer facilitates information flow between management and the Board and helps to assure that the Company speaks with one voice. Mr. Stone's biography can be found on page 11 of this Proxy Statement.

        The Board does not have a lead independent director. However, Brian R. Gamache is the presiding director at the meetings of the Board held in executive session.

 Who are the independent directors?

        Our Corporate Governance Guidelines require that all directors except the Chief Executive Officer and President be independent. An independent director is one who is free of any relationship with the Company or its management that may impair, or appear to impair, the director's ability to make independent judgments, and who meets the NYSE's definition of independence. All members of the Audit, Compensation, and Nominating and Governance Committees shall be independent. The Board determines the independence of each director in accordance with the NYSE listing standards and the Corporate Governance Guidelines. The Board has determined that John M. Chapman, Jonathan R. Furer, Brian R. Gamache, Ronald J. Gidwitz, Matthew H. Paull, S. Jay Stewart and David P. Storch are "independent" directors as that term is defined in the NYSE listing standards.

How often did the Board meet during 2012?

        Directors are expected to attend the Annual Meeting of Stockholders, all Board meetings, and meetings of the Committees on which they serve. During the year ended December 31, 2012, the Board held six meetings. Each director serving on the Board in 2012 attended all of the meetings of the Board and at least 85% of the meetings of the committees on which he served. The Board's independent directors meet in executive session, without any members of management present, at each regularly scheduled meeting of the Board. Brian R. Gamache is the presiding director at the executive sessions.

What is the Company's policy regarding attendance by the directors at the Annual Meeting of Stockholders?

        Members of the Board are strongly encouraged to attend the Company's annual meeting of stockholders. All of the members of the Board then in office attended the 2012 Annual Meeting of Stockholders.

What committees has the Board established?

        The Board has established three standing committees: Audit, Compensation, and Nominating and Governance. All of the members of the Committees are independent in accordance with applicable SEC regulations, the NYSE listing standards and the Company's Corporate Governance Guidelines. Committee charters are available on the Governance tab of the Company's website at http://governance.kapstonepaper.com. Each Committee performs its own annual self-assessment.

	Audit	Compensation	Nominating & Governance
John M. Chapman	✓	✓
Jonathan R. Furer		*	✓
Brian R. Gamache	✓		*
Ronald J. Gidwitz		✓	✓
Matthew Kaplan
Matthew H. Paull	✓	✓
S. Jay Stewart	*	✓
Roger W. Stone
David P. Storch		✓	✓

*
Committee Chairperson

✓
Committee Member

        Audit Committee.    The Audit Committee's function is to review, with the Company's independent registered public accounting firm and management, the annual financial statements and independent registered public accounting firm's opinion, review and maintain direct oversight of the plan, scope and results of the audit by the independent registered public accounting firm, review and approve all professional services performed and related fees charged by the independent registered public accounting firm, be solely responsible for the retention or replacement of the independent registered public accounting firm, and monitor the adequacy of the Company's accounting and financial policies, controls, and reporting systems. In addition, the Audit Committee is responsible for risk oversight of the Company and provides risk assessment reports to the Board. None of the members serve on more than three public company audit committees. All of the members are "financially literate" under the NYSE listing standards, and the Board has determined that all of the Audit Committee members are "audit committee financial experts" within the meaning of relevant SEC regulations. The Audit Committee held eight meetings in 2012.

        Compensation Committee.    The functions of the Compensation Committee include providing guidance to management and assisting the Board in matters relating to the compensation of the Chief Executive Officer and executive officers, the Company's compensation and benefits programs, the Company's succession, retention and training programs, and such other matters that have a direct impact on the success of the Company's human resources. The details of the process and procedures followed by the Compensation Committee are disclosed in this Proxy Statement under the headings "Compensation Discussion and Analysis" and "Report of the Compensation Committee." The Compensation Committee held three meetings in 2012.

        Nominating and Governance Committee.    The Nominating and Governance Committee performs the following functions: assists the Board by identifying prospective director nominees and recommends to the Board the nominees for the annual meeting of stockholders; oversees the Board performance annual evaluation process; evaluates the composition, organization and governance of the Board and its committees; and oversees the Company's Corporate Governance Guidelines. In addition, if any incumbent director fails to receive the required vote for re-election, the Nominating and Governance Committee is responsible for making a recommendation to the Board about whether to accept the director's resignation. The Nominating and Governance Committee held two meetings in 2012.

How are directors nominated?

        The Nominating and Governance Committee is responsible for selecting candidates for Board membership, subject to Board approval, and for extending invitations to join the Board. In selecting candidates, the Board endeavors to find individuals of high integrity who have a solid record of accomplishment in their chosen fields and who display the independence of mind and strength of character to effectively represent the best interests of the stockholders. Candidates are selected for their ability to exercise good judgment, and to provide practical insights. Consistent with its charter, the Nominating and Governance Committee is responsible for screening candidates, establishing criteria for nominees, and for recommending to the Board a slate of candidates for election to the Board at the Annual Meeting of Stockholders. In performing these tasks, the Nominating and Governance Committee has the sole authority to retain and terminate any search firm to be used to identify candidates. Candidates are approved by the full Board.

        All directors except the Chief Executive Officer and the President are required to be independent. An independent Director is one who is free of any relationship with the Company or its management that may impair, or appear to impair, the Director's ability to make independent judgments, and who meets the NYSE's definition of independence.

        We do not have a specific diversity policy for our Board, however, we consider diversity to be a critical factor in evaluating the composition of the Board, and that for this purpose diversity includes perspectives, experience, differences and viewpoints, as well as race, ethnicity and gender. The

Company values diversity and has women and/or minorities serving in several key positions including Chief Financial Officer, Treasurer, and Vice President of Sales.

        The Nominating and Governance Committee will consider director candidates recommended by stockholders on the same basis as it considers director candidates identified by the Committee. A stockholder who wishes to recommend a prospective nominee to the Board for consideration by the Nominating and Governance Committee must send a written notice to the corporate secretary at the principal office of the Company. Each notice must include the information about the prospective nominee as required by our Bylaws. Such notice must be delivered to our offices by the deadline relating to stockholder proposals to be considered for inclusion in our proxy material, as described in this Proxy Statement under the heading "Additional Information."

        Each notice delivered by a stockholder who wishes to recommend a prospective nominee to the Board for consideration by the Nominating and Governance Committee must include the following information:

  •
  the name, age, business address and residence address of such person;

  •
  the class and number of shares of capital stock of the Company which are beneficially owned by such person and any other indirect pecuniary or economic interest in any capital stock of the Company, including, without limitation, derivative instrument, swap, option, warrant, short interest, hedge or profit sharing arrangement;

  •
  the principal occupation or employment of such person;

  •
  written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and

  •
  a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the nomination is made.

        The Nominating and Governance Committee may require any prospective nominee to furnish such other information as the Committee may reasonably require to determine the qualifications of such nominee to serve as a director of the Company.

        The foregoing is only a summary of the detailed requirements set forth in our Bylaws regarding director nominations by stockholders that would apply when a stockholder wishes to recommend a prospective nominee. A full description of the information that must be provided as to a prospective nominee is set forth in Article II, Section 4 of the Company's Bylaws, which are available on the Governance tab of the Company's website at http://governance.kapstonepaper.com.

2012 Director Compensation

        The Nominating and Governance Committee recommends to the Board the form and amount of compensation for non-employee directors. Only non-employee directors are paid for their service on the Board. Each non-employee director of the Company received the following compensation for service as a director in 2012:

  •
  a quarterly retainer of $10,250;

  •
  a fee of $1,500 for each board meeting and each committee meeting attended by such director;

  •
  reimbursement of reasonable expenses to attend board and committee meetings; and

  •
  a grant of stock options and restricted stock units with a grant date value of approximately $59,600 (each option vests 50% on the second anniversary of the grant date and the remaining 50% on the third anniversary of the grant date; restricted stock units vest on the third anniversary of the grant date).

        Audit, Compensation and Nominating and Governance Committee chairpersons received an additional quarterly fee of $2,500, $1,500 and $1,500, respectively.

        The following table provides information regarding the compensation of the non-employee directors for 2012.

Name	Fees Earned or Paid in Cash $(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)	Total ($)
John M. Chapman	$66,500	$25,873	$33,962	—	$126,335
Jonathan R. Furer	$66,500	$25,873	$33,962	—	$126,335
Brian R. Gamache	$72,500	$25,873	$33,962	—	$132,335
Ronald J. Gidwitz	$60,500	$25,873	$33,962	—	$120,335
Matthew H. Paull	$68,000	$25,873	$33,962	—	$127,835
S. Jay Stewart	$78,000	$25,873	$33,962	—	$137,835
David P. Storch	$60,500	$25,873	$33,962	—	$120,335

(1)
This column includes fees paid in cash, representing annual retainer for board membership, committee chairmanship retainer and for attending board and committee meetings.

(2)
Represents the aggregate grant date fair value of stock options restricted stock unit awards granted in 2012, calculated in accordance with Financial Accounting Standards Board ("FASB") Accounting Standard Codification ("ASC") 718, "Compensation—Stock Compensation." For a discussion of the relevant assumptions used in calculating these amounts, see Note 13 to Notes to the Consolidated Financial Statements included in the Annual Report on Form 10-K filed by the Company for the fiscal year ended December 31, 2012.

(3)
Represents the aggregate grant date fair value of stock options granted in 2012, calculated in accordance with ASC 718. For a discussion of the relevant assumptions used in calculating these amounts, see Note 13 to Notes to the Consolidated Financial Statements included in the Annual Report on Form 10-K filed by the Company for the fiscal year ended December 31, 2012.

Director Outstanding Equity Awards at 2012 Fiscal Year End Table

Name	Options	Restricted Stock Units
Roger W. Stone	158,216	78,959
Matthew Kaplan	204,312	78,959
John M. Chapman	80,398	2,815
Jonathan R. Furer	80,398	2,815
Brian R. Gamache	10,012	2,815
Ronald J. Gidwitz	10,012	5,016
Matthew H. Paull	7,038	2,815
S. Jay Stewart	80,398	5,016
David P. Storch	10,012	2,815

Director Stock Ownership Requirements

        Our Board has adopted stock ownership requirements applicable to our non-employee directors. Under these requirements, each non-employee director must own shares of the Company's Common Stock which, in the aggregate, are equal in value to at least three (3) times the annual Board cash retainer. Restricted stock unit awards and vested stock options count toward the ownership requirements. Under the policy, newly appointed or elected directors have four (4) years from joining the Board to comply with these requirements. Discretion may be applied in periods of volatile markets. All directors currently comply with these requirements.

Corporate Governance

        The following corporate governance materials are available on the Governance tab of the Company's website at http://governance.kapstonepaper.com: (1) Corporate Governance Guidelines; (2) Code of Conduct and Ethics; and (3) the Charters of our Audit, Compensation, and Nominating and Governance Committees. We will provide a copy of these documents to our stockholders, without charge, upon written request addressed to the Company at 1101 Skokie Blvd., Suite 300, Northbrook, IL 60062, Attention: Secretary.

Risk Oversight

        The Board's involvement in risk oversight involves both the Audit Committee and the full Board. Risk oversight is a standing agenda item at each Audit Committee meeting. The Committee receives reports from the Company's Director of Internal Audit and independent registered public accounting firm at each Audit Committee meeting. The Company's Vice President and Chief Financial Officer and Vice President and Controller both provide reports to the Audit Committee regarding risk factors, including, but not limited to, risks pertaining to credit and liquidity. The General Counsel keeps the Audit Committee abreast of issues pertaining to litigation, regulatory matters, and compliance. The Chairman of the Audit Committee reports on the activities of the Committee regarding risk at each meeting of the full Board. Other committees of our Board may also practice risk oversight related directly to such committees' responsibilities. In addition, each regularly scheduled meeting of the Board includes a report from the Company's Chief Executive Officer, Chief Operating Officer and its Vice President and General Manager regarding operating risks at each facility, and risks affecting the industry as a whole.

REPORT OF THE AUDIT COMMITTEE

        The purpose of the Audit Committee is to assist the Board in its general oversight of KapStone's financial reporting, internal controls, risk and audit functions.

        As described in the Audit Committee Charter, the Committee has oversight responsibilities to stockholders, potential stockholders, the investment community, and other stakeholders related to the:

  •
  integrity of the Company's financial statements;

  •
  financial reporting process;

  •
  systems of internal accounting and financial controls;

  •
  performance of the Company's internal audit function and independent registered public accounting firm;

  •
  independent registered public accounting firm's qualifications and independence;

  •
  compliance with ethics policies and legal and regulatory requirements; and

  •
  risk oversight.

        The Audit Committee has reviewed and discussed the consolidated financial statements with management and Ernst & Young LLP, the Company's independent registered public accounting firm. Management is responsible for the preparation, presentation and integrity of KapStone's financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in the Securities Exchange Act of 1934 as amended (the "Exchange Act") Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. Ernst & Young LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

        The Audit Committee provided oversight and advice to management relating to management's assessment of the adequacy of KapStone's internal control over financial reporting in accordance with the requirements of the Sarbanes Oxley Act of 2002. The Audit Committee held private sessions with Ernst & Young LLP to discuss the annual audit. At the conclusion of the process, the Audit Committee reviewed a report from management on the effectiveness of the Company's internal control over financial reporting. The Committee also reviewed the report of management contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC, as well as Ernst & Young LLP's Report of Independent Registered Public Accounting Firm included in the Company's Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and financial statement schedule and (ii) the effectiveness of internal control over financial reporting.

        The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed under Statement on Auditing Standards No. 61 (Communications with Audit Committees) as amended and as adopted by the Public Company Accounting Oversight Board (the "PCAOB") in Rule 3200T. In addition, the Audit Committee has received from Ernst & Young LLP the written disclosures regarding the auditors' independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with Ernst & Young LLP its independence. In addressing the quality of management's accounting judgments, the Audit Committee asked for management's representations and reviewed certifications prepared by the Chief Executive Officer and Chief Financial Officer that the audited consolidated financial statements of the Company fairly present, in all material respects, the financial condition and results of operations of the Company. Based on the review of the consolidated financial statements and discussions with and representations from management and Ernst & Young LLP referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in KapStone's Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the SEC.

        In accordance with Audit Committee policy and the requirements of law, the Audit Committee pre-approves all non-audit services to be provided by Ernst & Young LLP. In addition, the Audit Committee pre-approves all audit and audit related services provided by Ernst & Young LLP. A further discussion of the fees paid to Ernst & Young LLP for audit and non-audit expenses is included below under the heading "Independent Registered Public Accounting Firm."

                      AUDIT COMMITTEE
                      S. Jay Stewart (Chairman)
                      John M. Chapman
                      Brian R. Gamache
                      Matthew H. Paull

 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees of Independent Registered Public Accounting Firm

        Ernst & Young LLP acted as the independent registered public accounting firm for the Company during the Company's 2006 through 2012 fiscal years. During such period Ernst & Young LLP also provided certain audit-related and permitted non-audit services. The Audit Committee's policy is to approve all audit, audit-related, tax and permitted non-audit services performed by Ernst & Young, LLP for the Company in accordance with Section 10A(i) of the Exchange Act, and the SEC's rules adopted thereunder. In 2012 and 2011, the Audit Committee approved in advance all engagements by Ernst & Young LLP on a specific project-by-project basis, including audit, audit-related, tax and permitted non-audit services. No services were rendered by Ernst & Young LLP to the Company in 2012 or 2011 pursuant to Rule 2-01(c)(7)(i)(C) of Regulation S-X.

        Ernst & Young LLP's fees for services provided for the years ended December 31, 2012 and 2011, respectively, are as follows:

	2012	2011
Type of Fees
Audit fees(1)	$1,938,750	$1,841,809
Audit-related fees(2)	—	442,522
Tax fees(3)	551,400	271,908
All other fees	—	—

	$2,490,150	$2,556,239

(1)
Consists of fees for the audit of the Company's annual consolidated financial statements and reviews of the consolidated financial statements included in the Quarterly Reports filed on Form 10-Q and fees for the audit of internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.

(2)
Consists of fees incurred for acquisition due diligence services.

(3)
Pertains to the preparation of the Company's federal, state and foreign income tax returns for the immediately preceding year and assistance with tax authority audits.

 EXECUTIVE OFFICERS

        The following individuals have been elected by our Board to serve in the capacities set forth below.

Name	Age	Position
Roger W. Stone	78	Chairman and Chief Executive Officer
Matthew Kaplan	56	President and Chief Operating Officer
Andrea K. Tarbox	62	Vice President and Chief Financial Officer
Timothy P. Keneally	65	Vice President and General Manager

        Biographical information regarding Mr. Stone and Mr. Kaplan is included under the heading "Election of Directors."

        Andrea K. Tarbox was appointed as our Vice President and Chief Financial Officer in January 2007. Ms. Tarbox served as a financial consultant to the Company from April 2006 until her appointment as Vice President and Chief Financial Officer. Ms. Tarbox played a key financial role in the acquisition by the Company of the Kraft Papers Business from International Paper Company in January 2007. From March 2003 through March 2006, Ms. Tarbox served as Chief Financial and Administrative Officer for Uniscribe Professional Services, Inc. From July 1994 until February 2003, Ms. Tarbox was employed by Gartner Inc., last serving as Group Vice President-Finance and Treasurer. Prior to that, Ms. Tarbox assumed financial positions of increasing responsibility in several global companies including British Petroleum, p.l.c. and Fortune Brands, Inc. Ms. Tarbox began her career with Ernst & Young LLP and is a Certified Public Accountant. Ms. Tarbox earned a B.A. degree in Psychology from Connecticut College and an M.B.A. from the University of Rhode Island. In 2012, Ms. Tarbox received the Chicago CFO of the Year® Award from the Financial Executives International Chicago Chapter.

        Timothy P. Keneally has been our Vice President and General Manager of the Company and President of the Company's Kraft Papers Business since its acquisition from International Paper Company ("IP") in January 2007. Previously, Mr. Keneally served as Vice President of Industrial Packaging of IP from 2000 to December 2006 and led the IP team that assessed the review of strategic alternatives relating to the kraft paper and containerboard business. He was the lead person in presenting the historical performance of the business and assisted in defining the future strategy for the business, and was the lead operating person during the Charleston Kraft Division acquisition and the U.S. Corrugated acquisition. Mr. Keneally has 40 years of experience in the paper and packaging industry. Mr. Keneally earned a B.A. degree in History from Marist College in Poughkeepsie, NY.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        Our compensation programs for executive officers are administered by the Compensation Committee (the "Committee"), which is composed solely of independent directors as defined in the NYSE listing standards. The Committee operates under a written charter adopted by the Board.

        The Committee has reviewed and approved the following discussion and analysis, which analyzes the objectives and results for 2012 of the Company's compensation policies and procedures for its four executive officers: Roger W. Stone, the Company's Chief Executive Officer; Matthew Kaplan, the Company's President and Chief Operating Officer; Timothy P. Keneally, the Company's Vice President and General Manager; and Andrea K. Tarbox, the Company's Vice President and Chief Financial Officer (the "Named Executive Officers"). The Company's compensation programs have been adopted in order to implement the Committee's compensation philosophy, while taking into account the Company's financial performance. The Committee periodically reviews the Company's compensation programs and practices in light of the Committee's compensation philosophy, changes in laws and regulations, and the Company's financial goals.

Compensation Policies and Objectives

        The Committee believes that compensation for executive officers should be determined according to a competitive framework, taking into account the financial performance of the Company, individual contributions and the external market in which the Company competes for executive talent. In determining the compensation of the Company's executive officers, the Committee seeks to achieve the following objectives through a combination of fixed and variable compensation.

Pay Competitively

        A total compensation package should be competitive. For executive officers, including the Company's Chief Executive Officer, the Committee considers the level of compensation paid to individuals in comparable executive positions in the Company's peer group in order to recruit and retain executive talent.

Pay for Performance

        Our compensation practices are designed to create a direct link between the aggregate compensation paid to each executive officer and the financial performance of the Company. In order to accomplish this, the Committee considers the individual performance of each executive officer by reviewing, among other factors, the achievement of pre-established corporate and individual performance objectives as well as the recommendations of the Chief Executive Officer. The amount of each component of an executive officer's compensation is based in part on the Committee's assessment of that individual's performance as well as the other factors discussed in this section.

Executives as Stockholders

        Our compensation practices are also designed to link a portion of each executive officer's compensation opportunity directly to the value of the Company's Common Stock through the use of stock-based awards.

 Elements of Compensation

        To accomplish its compensation objectives and philosophy, the Committee relies on the following elements of compensation, each of which is discussed in more detail below:

  •
  Base salary;

  •
  Annual performance-based cash awards; and

  •
  Long-term incentive compensation (in the form of stock options and restricted stock units).

        When approving the compensation of the Company's executive officers, the Committee reviews all of the elements of the Company's executive compensation program.

        Each component of executive compensation is designed for a specific purpose. For example, salaries are a significant component of cash-based annual compensation. Salaries are set to compensate each executive based on that executive's employment and salary history and position within the Company and comparable competitive salaries at companies included in our peer group and the survey data. With regard to the variable components of the compensation package, annual performance-based cash awards are tied generally to the Company's short-term financial performance, while equity-based compensation is directed towards the Company's successful results over a longer period. The purpose of the combination of salary, annual cash awards, and equity awards is to provide the appropriate level of total annual cash compensation and long term incentives, combined with an appropriate performance-based component. The Committee places the greatest emphasis on performance-based compensation through annual cash awards and long term equity-based awards, which together comprise the largest portion of executive officer compensation. The Committee believes that the Company's executive compensation package, consisting of these components, is comparable to the compensation provided in the market in which the Company competes for executive talent and is critical to accomplishing its recruitment and retention aims.

No Severance Agreements

        The Company does not have employment agreements or severance arrangements with any of the Named Executive Officers.

Overview of Compensation Program and Process

Role of Committee

        The Committee is responsible for reviewing and recommending to the Board the base salaries, annual performance-based cash awards, and long-term incentive compensation for the Company's executive officers.

Role of Management

        Management assists the Committee in fulfilling its responsibilities with respect to evaluating executive performance, proposing appropriate performance targets for the annual and long-term incentive plans and developing recommendations as to appropriate salary levels and award amounts. For 2012, the Company's Chief Executive Officer, Mr. Stone, provided to the Committee his recommendations with respect to potential compensation of the other Named Executive Officers. The Committee reviewed and gave considerable weight to these recommendations because of Mr. Stone's direct knowledge of the other executives' performance and contributions. With respect to those officers, the Committee ultimately used its collective judgment to determine the compensation levels, including base salaries, annual performance-based cash awards and long-term equity award grants. Mr. Stone recommended that his compensation levels be identical to those of the Company's President, Mr. Kaplan, due to the current and historical level of work and responsibilities shared by them. The

Committee ultimately determined and approved Mr. Stone's compensation independently based on its collective judgment, and accepted his recommendation to compensate Mr. Kaplan in the same manner.

Role of Compensation Consultant

        As part of its process, the Committee utilized the assistance of Frederic W. Cook & Co., an executive compensation consulting company ("Cook"), to assist in evaluating executive compensation programs and in evaluating executive officers' compensation compared to an established peer group of similar companies. Cook was engaged by and communicated directly with the Committee. In determining compensation for 2012, the Committee considered a market analysis prepared by Cook in early 2012 which reviewed, assessed and compared a variety of compensation surveys, and compared our executive compensation to a peer group of 15 companies. The companies included in the peer group are set forth in this Proxy Statement under the heading "Benchmarking."

        Other than as described herein, Cook did not provide any other services to the Company or the Committee in 2012. The Committee concluded that the work performed by Cook did not raise any conflict of interest.

Results of Advisory Votes

        At the 2012 Annual Meeting of Stockholders, the Company's stockholders approved, on a non-binding advisory basis, the overall compensation of the Company's Named Executive Officers as presented in the Proxy Statement for that meeting, with approximately 99% of the votes cast in favor. Given the high level of stockholder support, the Compensation Committee did not make any changes to the Company's executive compensation philosophy, principles, and elements in response to the vote.

Benchmarking

        The Committee reviews survey information of executive compensation, both with respect to target and actual compensation data available, payable by a designated peer group. The purpose of this review is to ensure that the Company's total executive compensation levels, (including base salaries, annual cash awards, and equity awards) remain reasonable, competitive, and appropriate. The Committee considers executive compensation paid at the peer companies when setting executive compensation levels at the Company, but the Committee does not attempt to maintain a specified target percentile within this peer group to determine executive compensation. In light of the request by Mr. Stone that he and Mr. Kaplan receive the same level of compensation, the Committee compares the aggregate compensation for Messrs. Stone and Kaplan against the aggregate compensation for the chief executive officers and chief operating officers of the peer group companies.

        The peer group of companies is comprised of firms that are similar to the Company in terms of business lines, market conditions, and size. The Committee expects to reevaluate from time to time the composition of the designated peer group as the Company executes its strategy of organic and strategic growth. In 2012, the Committee added Greif, Inc. and Rock-Tenn Company to the peer group due to their similar product lines. The addition of these two companies resulted in a comparison group of fifteen companies with a median revenue of approximately $1.4 billion.

2012 Peer Group

Boise, Inc.	Neenah Paper, Inc.
Buckeye Technologies, Inc.	Norbord Inc.
Clearwater Paper Corp.	Packaging Corporation of America
P.H. Glatfelter Company	Rock-Tenn Company
Greif, Inc.	Schweitzer-Mauduit International, Inc.
Louisiana-Pacific Corporation	Verso Paper Corp.
Mercer International Inc.	Wausau Paper Corporation
Myers Industries, Inc.

Components of Executive Compensation

        The following provides an analysis of each element of compensation, what each is designed to reward and why the Committee chose to include it as an element of the Company's executive compensation

Base Salary

        Base salaries are reviewed annually in the context of the Committee's consideration of the effect of base compensation on recruiting and retaining executive talent. Accordingly, the Committee considers the executive compensation of the peer group. In establishing each executive officer's base salary, the Committee considers several factors, including individual job performance, salary history, competitive external market conditions for recruiting and retaining executive talent, the scope of the executive's position and level of experience and changes in responsibilities.

        In March 2012, the base salaries of executive officers were established in accordance with the foregoing practices. Salaries for the Named Executive Officers were reviewed in March and increases, based on the compensation objectives discussed above, became effective April 1, 2012. Of the Named Executive Officers, the Committee increased the salaries of Mr. Stone and Mr. Kaplan from $500,000 to $515,000. The Committee increased the salary of Mr. Keneally from $345,000 to $356,000 and the salary of Ms. Tarbox from $320,000 to $350,000.

        The salary increases for the executive officers reflect the performance of the Company in 2011, including:

  •
  Successful completion of the acquisition of U.S. Corrugated, Inc.;

  •
  Record net sales of $906 million, up 16% versus 2010;

  •
  Cash flow from operations of $136.4 million; and

  •
  Net income of $124 million, up 91% versus 2010.

Annual Performance-Based Cash Awards

        The objective of the annual performance-based cash award element of compensation is to align the interests of the Named Executive Officers with the Company's financial goals for the year. In setting financial and operating targets, which are established in the first calendar quarter, the Committee considers the Company's annual budget and certain short-term operating and financial objectives.

        With respect to the Company's EBITDA goal for 2012, the Committee established the following target payout levels in March 2012:

	40% Payout	100% Payout	200% Payout
EBITDA	$134,000,000	$187,000,000	$220,000,000

EBITDA is defined as net earnings excluding interest, income taxes, depreciation and amortization, extraordinary items and the cumulative effect of accounting changes. This non-GAAP measure is the same measure management uses internally to manage and to evaluate the business and performance of the Company. At the time it set these target payout levels, the Committee believed that, based on the Company's budget, it would be difficult for executives to achieve payouts towards the high end of the EBITDA target payout levels. The Company's EBITDA for 2012 used for incentive plan calculations was $180,172,000 resulting in the Named Executive Officers achieving payouts of 92.27% of the EBITDA target ("EBITDA Achievement").

        In 2012, Mr. Stone and Mr. Kaplan had an approved target of 100% of their respective salary, or $515,000, and a maximum of 200% of their salary, or $1,030,000. Their cash award was weighted 100% on the achievement of the Company's EBITDA goal. Accordingly, each achieved and was paid the incentive of $475,192 ($515,000 × 92.27%).

        Mr. Keneally's cash award was weighted 100% on the achievement of the Company's EBITDA goal. His approved target was 60% of his salary, or $213,600, and a maximum of 120% of his salary, or $427,200. Therefore, Mr. Keneally achieved and was paid an incentive of $197,089 ($213,600 × 92.27%).

        Ms. Tarbox's cash award was weighted 100% on the achievement of the Company's EBITDA goal. Her approved target was 60% of her salary, or $210,000, and a maximum of 120% of her salary, or $420,000. Therefore, Ms. Tarbox achieved and was paid an incentive payment of $193,768 ($210,000 × 92.27%).

Long-Term Incentive Compensation

        The Committee determines the awards of long-term compensation through equity incentives (in the form of stock options and restricted stock units) granted to executive officers as well as other eligible employees. The Committee believes that including an equity component in executive compensation closely aligns the interests of the executives and the Company's stockholders and rewards executives in line with stockholder gains. The practice of the Committee is to consider annual equity grants to key employees, including the Named Executive Officers, at its regularly scheduled meeting in March or April. Option grants at other times depend upon extraordinary circumstances such as promotions or new hires.

        Equity awards are made under the Amended and Restated 2006 Incentive Plan, which provides for the grant of non-qualified stock options, incentive stock options, restricted stock, restricted stock units and other stock-based awards. The Company's long term incentive compensation for 2012 consisted of stock options and restricted stock units. This determination reflected the desire to maintain a strong long-term equity component in executive compensation, to reduce the number of equity units required to provide such component and to adjust compensation practices appropriately in light of Accounting Standards Codification No. 718, Compensation—Stock Compensation, which requires companies to recognize the compensation cost related to "share-based payment transactions," like stock options, in their financial statements.

        Equity grants made during 2012 to executive officers and senior management, including the Named Executive Officers, were determined by the Committee based upon the compensation objectives of the Committee, as discussed above, and informed by the evolving nature of executive compensation practices. In determining the size of the equity grants for the Named Executive Officers, the Committee made an evaluation of a number of factors, including: competitive market practices; the level of responsibility of the individual; the individual's job performance and ability to influence corporate results; and the cost to the Company and the related effect of equity grants on earnings per share dilution. The Committee's intention was to deliver approximately the same economic value through the restricted stock unit component of the award as the stock option component. Accordingly, during 2012, restricted stock units were awarded in a ratio of 1 unit of restricted stock for every 2.5 stock options awarded. This reflects the relationship between the value of restricted stock units, which is based on the market value of the underlying Common Stock on the date of grant, and the fair market value of stock options (which is generally two or three to one).

        As previously disclosed, the Company approved a special dividend of $2.00 per share payable on December 20, 2012 to stockholders of record of the Company's common stock at the close of business on December 10, 2012. As a result of the change in the company's capitalization arising out of the special dividend, the Compensation Committee adjusted the purchase price to be paid for shares subject to outstanding stock option awards by decreasing the exercise price by the amount of the special dividend. The Amended and Restated 2006 Incentive Plan requires an adjustment upon a change in capitalization to equitably reflect such an event.

        On November 28, 2012, following approval by the Compensation Committee, the Company amended the vesting date for grantees awarded restricted stock units in May 2010 from May 27, 2013 to November 28, 2012. This amendment did not apply to Mr. Stone, Mr. Kaplan nor any grantee who attained the age of 65 on or before November 28, 2012 (including Mr. Keneally). The Company further amended its Restricted Stock Unit Agreement with Ms. Tarbox to provide that, in the event she is not employed by the Company on May 27, 2013 for a reason other than death or disability, Ms. Tarbox shall pay the Company an amount equal to the value of the restricted stock units plus any special dividends arising out of her ownership of the Company's common stock converted from such units. In addition, the 2012 Performance-Based Cash Awards for Mr. Keneally and Ms. Tarbox had an accelerated payment. The accelerated payments were conditioned on each NEO's agreement to repay the accelerated payment if the NEO's employment terminates under circumstances requiring forfeiture of the accelerated payment. The Committee approved the accelerated vesting dates for RSUs and accelerated incentive award payments to permit the NEOs to recognize such taxable income in 2012 rather than 2013 in view of the likelihood that effective federal income tax rates applicable to the NEOs will increase substantially in 2013.

        Stock options produce value for executives and employees only if the Common Stock price increases over the exercise price, which is set at the closing price on the date of grant. Also, through vesting and forfeiture provisions, stock options and RSUs create incentives for executive officers and senior management to remain with the Company.

Plan Changes: Prohibition on Repricing of Options Without Stockholder Approval

        On March 8, 2012, the Board authorized an amendment and restatement of the 2006 Incentive Plan, effective for all awards granted under the plan on or after March 8, 2012. The amendment prohibits the purchase of underwater options and the repricing of options. The 2006 Incentive Plan also prohibits buy-outs of options or restricted stock units without stockholder approval.

2012 Awards

        On March 7, 2012, the Committee granted the following equity awards under the Amended and Restated 2006 Incentive Plan to the Named Executive Officers:

Executive Officers	Stock Options	Restricted Stock Units
Roger W. Stone	53,797	21,519
Matthew Kaplan	53,797	21,519
Timothy P. Keneally	20,253	8,101
Andrea K. Tarbox	20,253	8,101

        Each of the stock options has an exercise price of $19.75 per share (the closing price of the Company's Common Stock on the date of grant). All stock options that were granted vest 50% on the second anniversary of the grant date and the remaining 50% on the third anniversary of the grant date. Restricted stock units granted will vest 100% on the third anniversary of the grant date. All stock options and restricted stock units vest immediately upon the death, disability or retirement of a recipient who has attained the age of 65.

Clawback of Compensation

        Clawback provisions are included in all awards under the Amended and Restated 2006 Incentive Plan. Pursuant to those provisions, the Board may require an employee who engaged in fraud or misconduct to repay annual performance-based cash awards and long-term incentive awards.

No Pledging of Stock

        The Company's Insider Trading Policy prohibits its employees and directors from pledging Company securities as collateral for a loan.

No Hedging Transactions

        The Company has enacted an anti-hedging policy regarding Company securities applicable to all employees and directors.

Severance and Change-in-Control Benefits

        The Company does not agree in advance to provide post-termination or change-in-control benefits to executive officers in the event that they terminate employment with the Company. The Company reserves the right to provide severance benefits to executives when they terminate employment with the Company. None of the Named Executive Officers has an employment agreement that provides for termination, severance or change-in-control benefits.

        The Company does not have formal change-in-control provisions in the Amended and Restated 2006 Incentive Plan. However, the Amended and Restated 2006 Incentive Plan provides the Board with the discretion to adjust equity awards in the event of certain corporate transactions, including a change-in-control. This adjustment may include the assumption of awards by an acquiring or successor entity, the termination of unexercised awards upon a change-in-control and the cash-out of awards in the event of a sale or similar transaction which results in the Company's stockholders receiving a payment for their shares of Common Stock. The Committee may also provide for the acceleration and vesting of awards at any time, including upon a change-in-control.

        Stock options and restricted stock units awarded under the Amended and Restated 2006 Incentive Plan vest immediately upon an award recipient's death, Retirement or Disability. The terms "Retirement" and "Disability" are defined in the Amended and Restated 2006 Incentive Plan.

        The Performance Incentive Plan provides that if a participant is terminated by the Company following a change-in-control but prior to the payment of an annual incentive award for a performance period thereunder, the participant will be entitled to such award only if the applicable performance goals are achieved, such award to be prorated for the actual number of months worked in the year.

        The Committee believes that the provisions provided under both the Amended and Restated 2006 Incentive Plan and the Performance Incentive Plan are appropriate because an employee's position could be adversely affected by a change in control even if he or she is not terminated.

Perquisites and Personal Benefits

        In general, the Company does not provide perquisites or personal benefits to the Named Executive Officers that are not available to other employees.

Pension Benefits or Supplemental Retirement Benefits

        The Company provides pension or retirement benefits to the Named Executive Officers consisting of the 401(k) plan with company matching contributions and retirement savings account contributions. Pursuant to the 401(k) plan, the Company makes a matching contribution equal to 100% of the first 4% of the employee's pay contributed to the plan plus 50% of the next 2% of pay contributed. At the end of each 401(k) plan year, the Company makes an additional retirement savings account contribution based upon the age of the respective Named Executive Officer at the end of the plan year and total earnings for the year subject to maximum amount of $250,000 in accordance with Internal Revenue Service regulations. The Committee does not believe that pension or other supplemental retirement benefits other than the 401(k) plan are necessary to further the objectives of the Company's executive compensation program.

Health and Welfare Benefits

        All full-time employees, including our Named Executive Officers, may participate in our health and welfare benefit program, including medical, dental and vision care coverage, disability insurance and life insurance.

Regulatory Considerations

        Section 162(m) of the Internal Revenue Code generally denies a publicly traded company a Federal income tax deduction for compensation in excess of $1.0 million paid to certain of its executive officers. Performance-based compensation is exempt from the deduction limit, however, if certain requirements are met. The Compensation Committee structures compensation to take advantage of this exemption under Section 162(m) to the extent practicable, while satisfying the Company's compensation policies and objectives. Because the Compensation Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet the standards of Section 162(m) when necessary to enable the Company to continue to attract, retain, and motivate highly-qualified executives, it reserves the authority to approve potentially non-deductible compensation in appropriate circumstances.

Named Executive Officer Stock Ownership Requirements

        On March 7, 2013, our Board increased the stock ownership requirements applicable to the Named Executive Officers based on a multiple of annual base salary. The Board originally created stock ownership requirements in 2011 to further align the interests of our Named Executive Officers with those of the Company's stockholders and encourage long-term stockholder value by requiring our

Named Executive Officers to hold a significant equity stake in the Company. The following table illustrates the current stock ownership requirements:

Position	Ownership requirement
Chief Executive Officer	6x base salary
Chief Operating Officer	6x base salary
Other Named Executive Officers	2x base salary

        The revised guidelines more than double the required ownership levels, expressed as multiples of salary, compared with the original requirements. Named Executive Officers may aggregate their shareholdings to accomplish their ownership requirement, and restricted stock units and vested options count toward the ownership requirements. Newly appointed Named Executive Officers have four years from their appointment to comply with the requirements. The Board may, in its discretion, make exceptions to the policy in periods of volatile markets. As of the record date, all Named Executive Officers complied with these requirements.

Report of the Compensation Committee

        The Committee reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management. Based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the registrant's Annual Report on Form 10-K and this Proxy Statement.

COMPENSATION COMMITTEE Jonathan R. Furer (Chairman) John M. Chapman Ronald J. Gidwitz Matthew H. Paull S. Jay Stewart David P. Storch

Compensation Committee Interlocks and Insider Participation

        There were no interlocks or other relationships among the Company's executive officers and directors during 2012 that are required to be disclosed under applicable SEC disclosure requirements.

RISK OVERSIGHT OF COMPENSATION

        The Compensation Committee assesses the risks and rewards associated with our company's compensation programs. The Committee reviews and approves compensation programs with features designed to reward long-term achievement and discourage excessive short-term risk taking. As discussed in the Compensation Discussion & Analysis, an independent executive compensation consulting firm hired by the Committee advises the committee with respect to our executive compensation practices and programs, including their associated risks. The Committee concluded that the Company's compensation programs, taken as a whole and considered within the other financial control and approval processes in place at the Company, do not present a reasonable likelihood of having a material adverse effect on the Company.

SUMMARY COMPENSATION TABLE

        The following table summarizes the total compensation earned by or paid to the Named Executive Officers for the years ended December 31, 2012, 2011, and 2010.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
Roger W. Stone	2012	$515,000	$—	$425,000	$557,875	$475,192	$27,500	$2,000,567
Chairman of the Board and	2011	$500,000	$—	$387,495	$446,171	$555,375	$26,950	$1,915,991
Chief Executive Officer	2010	$420,000	$—	$387,501	$451,741	$630,000	$26,950	$1,916,192
Matthew Kaplan	2012	$515,000	$—	$425,000	$557,875	$475,192	$25,000	$1,998,067
President and	2011	$500,000	$—	$387,495	$446,171	$555,375	$24,500	$1,913,541
Chief Operating Officer	2010	$420,000	$—	$387,501	$451,741	$630,000	$24,500	$1,913,742
Timothy P. Keneally(4)	2012	$356,000	$—	$159,995	$210,024	$197,089	$27,500	$950,608
Vice President and	2011	$345,000	$—	$145,005	$166,954	$265,452	$26,950	$949,361
General Manager	2010	$330,000	$—	$145,000	$169,040	$313,500	$26,950	$984,490
Andrea K. Tarbox(4)	2012	$350,000	$—	$159,995	$210,024	$193,768	$27,500	$941,287
Vice President and	2011	$320,000	$—	$145,005	$166,954	$252,768	$26,950	$911,677
Chief Financial Officer	2010	$305,000	$—	$145,000	$169,040	$300,120	$26,950	$946,110

(1)
Represents the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board ("FASB") Accounting Standard Codification ("ASC") 718, "Compensation—Stock Compensation." For a discussion of the relevant assumptions used in calculating these amounts, see Note 13 to the Consolidated Financial Statements included in the Annual Report on Form 10-K filed by the Company for the fiscal year ended December 31, 2012.

(2)
Represents the non-equity incentive plan compensation awarded to the Named Executive Officer with regard to performance in the fiscal year.

(3)
All Other Compensation for 2012 is as follows:

Name	401(k) Plan Matching Contributions ($)	Retirement Savings Account ($)	Total ($)
Roger W. Stone	$12,500	$15,000	$27,500
Matthew Kaplan	$12,500	$12,500	$25,000
Timothy P. Keneally	$12,500	$15,000	$27,500
Andrea K. Tarbox	$12,500	$15,000	$27,500
(4)
On November 28, 2012, following approval by the Compensation Committee, the Company amended the vesting date for grantees awarded restricted stock units in May 2010 from May 27, 2013 to November 28, 2012. This amendment did not apply to Mr. Stone, Mr. Kaplan nor any grantee who attained the age of 65 on or before November 28, 2012 (including Mr. Keneally). The Company further amended its Restricted Stock Unit Agreement with Ms. Tarbox to provide that, in the event she is not employed by the Company on May 27, 2013 for a reason other than death or disability, Ms. Tarbox shall pay the Company an amount equal to the value of the restricted stock units plus any special dividends arising out of her ownership of the Company's common stock converted from such units.

In addition, the 2012 Performance-Based Cash Awards for Mr. Keneally and Ms. Tarbox had an accelerated payment. The Committee approved the accelerated payments to permit the NEOs to recognize such taxable income in 2012 rather than 2013 in view of the likelihood that effective federal income tax rates applicable to the NEOs will increase substantially in 2013. The accelerated payments were conditioned on the receipt by the Company of each NEO's agreement to repay any portion of the accelerated payment if the NEO's employment terminates under circumstances requiring forfeiture of the accelerated payment.

 2012 GRANTS OF PLAN-BASED AWARDS

        The following table provides information on non-equity incentives, restricted stock units and stock options granted in 2012 to each of the Named Executive Officers.

		Estimated Future Payouts, Under Non-Equity Incentive Plan Awards(1)
						All Other Option Awards: Number of Securities Underlying Options(3) (#)
					All Other Stock Awards: Number of Shares of Stock(2) (#)			Grant Date Fair Value of Stock and Option Awards(5) ($)
							Exercise or Base Price of Option Awards(4) ($/Sh)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Roger W. Stone	3/7/2012	—	—	—	—	53,797	$19.75	557,875
	3/7/2012	—	—	—	21,519	—	—	425,000
		$206,000	$515,000	$1,030,000	—	—	—	—
Matthew Kaplan	3/7/2012	—	—	—	—	53,797	$19.75	557,875
	3/7/2012	—	—	—	21,519	—	—	425,000
		$206,000	$515,000	$1,030,000	—	—	—	—
Timothy P. Keneally	3/7/2012	—	—	—	—	20,253	$19.75	210,024
	3/7/2012	—	—	—	8,101	—	—	159,995
		$142,400	$213,600	$427,200	—	—	—	—
Andrea K. Tarbox	3/7/2012	—	—	—	—	20,253	$19.75	210,024
	3/7/2012	—	—	—	8,101	—	—	159,995
		$140,000	$210,000	$420,000	—	—	—	—

(1)
Represents the potential amounts of cash award that could have been received for 2012 performance under the 2008 Performance Incentive Plan. For actual amounts paid, see the column entitled "Non-Equity Incentive Plan Compensation" in the Summary Compensation Table.

(2)
Represents restricted stock units granted under the Amended and Restated 2006 Incentive Plan that vest 100% on the third anniversary of the grant date.

(3)
Represents options granted under the Amended and Restated 2006 Incentive Plan that vest 50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date.

(4)
The exercise price for all options is equal to the closing Common Stock price as reported on the NYSE on the grant date. The exercise price reported in table does not reflect the Board's downward adjustment of the exercise price of outstanding employee options by $2.00 in connection with the $2.00 per share special cash dividend paid on December 10, 2012. This adjustment was in accordance with the Company's Amended and Restated 2006 Incentive Plan.

(5)
This column shows the fair value of restricted stock units and stock options as of the grant date computed in accordance with FASB ASC 718. For a discussion of the assumptions used in calculating these amounts, see Note 13 to the consolidated financial statements included in the Annual Report on Form 10-K filed by the Company for the fiscal year ended December 31, 2012.

OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR END

        The following table set forth certain information with regard to all unexercised options and all unvested restricted stock units held by the Named Executive Officers at December 31, 2012.

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options(1) (#) Unexercisable	Option Exercise Price(2) ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested(3) (#)	Market Value of Shares or Units of Stock That Have Not Vested(4) ($)
Roger W. Stone	3/7/2012	—	53,797	$17.75	3/7/2022	3/7/2012	21,519	$477,507
	3/3/2011	—	58,323	$14.61	3/3/2021	3/3/2011	23,329	$517,671
	5/27/2010	—	46,096	$9.36	5/27/2020	5/27/2010	34,111	$756,923
Matthew Kaplan	3/7/2012	—	53,797	$17.75	3/7/2022	3/7/2012	21,519	$477,507
	3/3/2011	—	58,323	$14.61	3/3/2021	3/3/2011	23,329	$517,671
	5/27/2010	46,096	46,096	$9.36	5/27/2020	5/27/2010	34,111	$756,923
Timothy P. Keneally	3/7/2012	—	20,253	$17.75	3/7/2022	3/7/2012	8,101	$179,761
	3/3/2011	—	21,824	$14.61	3/3/2021	3/3/2011	8,730	$193,719
	5/27/2010	—	17,249	$9.36	5/27/2020	5/27/2010	12,764	$283,233
Andrea K. Tarbox	3/7/2012	—	20,253	$17.75	3/7/2022	3/7/2012	8,101	$179,761
	3/3/2011	—	21,824	$14.61	3/3/2021	3/3/2011	8,730	$193,719
	5/27/2010	17,249	17,249	$9.36	5/27/2020
	4/10/2008	30,548	—	$4.90	4/10/2018

(1)
All stock options that were granted vest 50% on the second anniversary of the grant date and the remaining 50% on the third anniversary of the grant date.

(2)
On December 10, 2012, payment of the $2.00 per share special cash dividend resulted in a change in the capitalization of the Company. In accordance with the Company's Amended and Restated 2006 Incentive Plan, the Board adjusted the exercise price of outstanding employee options downward by $2.00 per share. The exercise prices reported in this table reflect such adjustment.

(3)
The restricted stock units become 100% vested on the third anniversary of the grant date.

(4)
The market value of the restricted stock unit awards was calculated by multiplying the number of shares of Common Stock by $22.19 per share, the closing price of the Common Stock on the NYSE on December 31, 2012.

 OPTION EXERCISES AND STOCK VESTED IN 2012

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Roger W Stone
2007 Equity Award	159,650	$2,417.470
2008 Equity Award	167,671	$2,515,906
2009 Equity Award(1)	167,671	$3,053,529	53,217	$910,011
2010 Equity Award	46,096	$485,671
Matthew Kaplan
2007 Equity Award	159,650	$2,419,376
2008 Equity Award	167,671	$2,518,424
2009 Equity Award(1)	167,671	$3,057,421	53,217	$910,011
Timothy P. Keneally
2008 Equity Award	39,748	$597,705
2009 Equity Award(1)	60,548	$999,117	19,217	$328,611
2010 Equity Award	17,249	$183,013
Andrea K Tarbox
2008 Equity Award	30,000	$460,368
2009 Equity Award(1)	7,274	$122,215	19,217	$328,611
2010 Equity Award(2)			12,764	$274,544

(1)
The reported 2009 values reflect the number of restricted stock units that vested during the year ending December 31, 2012, multiplied by our closing stock price on the May 13, 2012 vesting date ($17.10).

(2)
The reported 2010 values reflect the number of restricted stock units that vested during the year ending December 31, 2012, multiplied by our closing stock price on the November 28, 2012 vesting date ($21.51). The Company amended its Restricted Stock Unit Agreement with Ms. Tarbox dated May 27, 2010 to provide that, in the event she is not employed by the Company on May 27, 2013 for a reason other than death or disability, Ms. Tarbox shall pay the Company an amount equal to the value of the restricted stock units vesting on November 28, 2012 plus any special dividends arising out of her ownership of the Company's common stock converted from such units.

STOCK PRICE PERFORMANCE PRESENTATION

        The following graph compares a $100 investment in the Company stock on December 31, 2007, with a $100 investment in each of the S&P 500 and the S&P Paper and Packaging Index (the Company's peer group) also made on December 31, 2007. The graph portrays total return, 2007–2012, assuming reinvestment of dividends.

Comparison of 5 Year Cumulative Total Return
Assumes Initial Investment of $100
December 2012

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

        As discussed in the Compensation Discussion and Analysis, the Company generally does not agree in advance to provide post-termination or change-in-control benefits to its executive officers in the event that they terminate employment with the Company. None of the Company's Named Executive Officers has any agreement with the Company that provides for termination, severance or change-in-control benefits.

        As also discussed in the Compensation Discussion and Analysis, the Committee has the authority to cause all equity awards made under the Amended and Restated 2006 Incentive Plan to vest upon a change in control.

        Stock options and restricted stock units awarded under the Amended and Restated 2006 Incentive Plan vest immediately upon an award recipient's death, Retirement or Disability, and such stock options remain exercisable for a period of one year, but in no event may such exercise period extend beyond the expiration date of the options. The terms "Retirement" and "Disability" are defined in the Amended and Restated 2006 Incentive Plan. Based on the closing market price of the Company's Common Stock of $22.19 on the NYSE on December 31, 2012, the value of options and unvested restricted stock units held by each Named Executive Officer on December 31, 2012 that would vest immediately upon their respective death, Disability, or Retirement was: Mr. Stone, $2,546,952; Mr. Kaplan, $3,138,364; Ms. Tarbox, $1,363,931; and Mr. Keneally, $953,060.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

        The Board recognizes that Related Person Transactions (as defined below) can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its stockholders. In March 2008, the Board delegated authority to the Nominating and Governance Committee to review and approve Related Person Transactions, and the Committee has adopted written procedures for the review, approval, or ratification of Related Person Transactions. Under such procedures, a "Related Person Transaction" is any transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness), or any series of similar transactions, arrangements or relationships, in which (a) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, (b) the Company is or was a participant, and (c) any Related Person has or will have a direct or indirect interest (other than solely as a result of being a director or trustee (or any similar position) or a less than 10 percent beneficial owner of another entity). A "Related Person" is any (a) person who is an executive officer, director or nominee for election as a director of the Company, (b) greater than 5 percent beneficial owner of the Company's outstanding Common Stock, or (c) Immediate Family Member of any of the foregoing. An "Immediate Family Member" is any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law and any person (other than a tenant or employee) sharing the household of a person. The Nominating and Governance Committee reviews all of the relevant facts and circumstances of all Related Person Transactions that require the Committee's approval and either approves or disapproves of the entry into the Related Person Transaction. In determining whether to approve or ratify a Related Person Transaction, the Committee will take into account, among other factors it deems appropriate, whether the Related Person Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Person's interest in the transaction.

        From time to time, the Company retains the services of White Oak Aviation, LLC, an aviation services company owned by Messrs. Stone and Kaplan, for the use of an airplane to transport the Company's executive officers and directors, as well as advisors retained by the Company traveling with them, on business matters. During the year ended December 31, 2012, the Company paid White Oak Aviation an aggregate of $250,295. White Oak Aviation, LLC invoices the Company using hourly rates and fuel charges and associated costs that are equal to or less than the market prices that it charges its third party customers. These payments were not designed to be, nor did they amount to, compensation to Messrs. Stone and Kaplan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act, requires the Company's executive officers, directors and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the SEC. SEC regulations require these individuals to give the Company copies of all Section 16(a) reports they file.

        Based solely on its review of reports that were furnished to the Company and written representations from our executive officers and directors, the Company believes that its executive officers, directors and greater than 10% stockholders complied with all filing requirements related to Section 16(a) during 2012, except for Mr. Gidwitz, who did not timely file a Form 4 as a result of a miscommunication between the Company and a third-party stock option administrator.

CODE OF ETHICS

        The Company adopted a Code of Conduct and Ethics applicable to all directors, executive officers and employees of the Company including its Chief Executive Officer and Chief Financial Officer. The Code of Conduct and Ethics addresses, among other things, the items included in the definition of "code of ethics" included in Item 406 of the SEC's Regulation S-K. The Code of Conduct and Ethics is available on the Governance tab of the Company's website at http://governance.kapstonepaper.com.

 PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

        The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the independent registered public accounting firm to audit the Company's consolidated financial statements for the fiscal year ended December 31, 2013. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting of Stockholders with the opportunity to make a statement if the representatives desire to do so, and to be available to respond to appropriate questions.

        The affirmative vote of the holders of a majority of the shares of Common Stock represented and entitled to vote at the meeting is required for ratification of this appointment. Abstentions will not have any effect upon the outcome of voting with respect this proposal. Because this proposal is considered a routine matter, there will not be any broker non-votes with respect to this proposal and your broker will have the discretion to vote your shares on this proposal even if you do not provide voting instructions.

        Although there is no requirement that Ernst & Young LLP's appointment be terminated if the ratification fails, the Audit Committee will consider the appointment of other independent registered public accounting firms if the stockholders choose not to ratify the appointment of Ernst & Young LLP. The Audit Committee may terminate the appointment of Ernst & Young LLP as the Company's independent registered accounting firm without the approval of the stockholders whenever the Audit Committee deems such termination appropriate.

        Amounts paid by the Company to Ernst & Young LLP for all services rendered in 2012 and 2011 are disclosed on page 20 of this Proxy Statement.

The Board of Directors and the Audit Committee Recommend a Vote "FOR" the Ratification of the Appointment of Ernst & Young LLP as the Company's Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2013.

 PROPOSAL 3

APPROVAL OF THE COMPANY'S EXECUTIVE COMPENSATION

        Pursuant to Section 14A of the Exchange Act, the Company asks that you indicate your approval, on a non-binding basis, of a resolution relating to the compensation of its named executive officers as disclosed in this Proxy Statement under the heading "Executive Compensation." This is the third year that the Company is asking stockholders to vote on this type of proposal, known as a "say-on-pay" vote. At the Annual Meeting of Stockholders held in 2012, of the total vote cast, approximately 99% of the Company's stockholders voted in favor of the Company's say-on-pay proposal. At the 2011 Annual Meeting, stockholders were asked to vote on a proposal seeking their views as to whether the say-on-pay vote should be held every year, every two years or every three years. A majority of stockholders voting on the matter indicated a preference for holding such vote on an annual basis. Accordingly, the Board decided, as previously disclosed, that the advisory vote on named executive officer compensation will be held on an annual basis at least until the next non-binding stockholder vote on the frequency with which future say-on-pay votes should be held.

        As described in detail under the heading "Executive Compensation" and in the related tables and disclosures, our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success.

        The affirmative vote of the holders of a majority of the shares of Common Stock represented and entitled to vote at the meeting is required for approval of this proposal. Neither abstentions nor broker non-votes will have any effect upon the outcome of voting with respect to this proposal. Even though this say-on-pay vote is advisory and therefore will not be binding on the Company, the Compensation Committee and the Board value the opinions of our stockholders. The outcome of the vote, along with other relevant factors, will be considered when making future executive compensation decisions.

        For the reasons discussed above and under the heading "Executive Compensation," we are asking our stockholders to indicate their support for our named executive officer compensation by voting FOR the following resolution at the Annual Meeting.

        RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and other related tables and disclosure).

The Board of Directors Recommends a Vote "FOR" the Approval of the Advisory Resolution Relating to the Company's Compensation of Our Named Executive Officers as Disclosed in this Proxy Statement.

 PROPOSAL 4

APPROVAL OF THE COMPANY'S AMENDED AND RESTATED 2008 PERFORMANCE
INCENTIVE PLAN

        At the Annual Meeting, stockholders will be asked to approve an amendment and restatement of the Company's 2008 Performance Incentive Plan (the "Performance Incentive Plan"), which was adopted, subject to stockholder approval, by the Company's Board of Directors on March 7, 2013. The amendment and restatement of the Performance Incentive Plan reflects, among other things, the following amendments, which are subject to stockholder approval of this proposal:

  •
  Stricter definition of change in control.  The Performance Incentive Plan, as amended, provides that a change in control will not occur until a merger or consolidation is consummated. Previously, the change-in-control provisions would be triggered upon stockholder approval of a merger or consolidation.

  •
  Maximum award price tied to length of performance period.  In the event that the Compensation Committee decides to set a period of time for a performance period other than a year, the maximum potential value of the award would proportionally decrease or increase accordingly.

        In addition, Section 162(m) of the Internal Revenue Code (the "Code") limits the annual tax deduction we can claim for compensation payable to each of our chief executive officer and our next three highest paid executive officers other than our chief financial officer (known as "covered employees") to $1 million per year unless the compensation qualifies as "performance-based compensation." Incentive compensation can qualify as performance-based compensation if the following conditions set forth by the Internal Revenue Service are met:

  •
  the compensation is payable on the attainment of one or more pre-established, objective performance criteria;

  •
  the performance criteria are established by a committee that is comprised solely of two or more outside directors;

  •
  the material terms of the compensation and performance criteria are disclosed to and approved by stockholders before payment; and

  •
  the committee that established the performance criteria certifies that the performance criteria have been satisfied before payment.

We are requesting stockholder approval in order to meet the condition listed in the third bullet point above.

Summary of the Performance Incentive Plan

        The following summary of the Performance Incentive Plan is qualified in its entirety by the text of the Performance Incentive Plan, attached hereto as Annex A. The Performance Incentive Plan is administered by the Compensation Committee, which is comprised solely of two or more members who are "outside directors" under Section 162(m) of the Code. The Compensation Committee selects participants, sets the performance criteria and targets, and makes all decisions with respect to employee participation in the plan.

        The key provisions of the Performance Incentive Plan are as follows:

        Eligibility.    The Compensation Committee decides which employees or categories of employees are eligible for participation in the Performance Incentive Plan. The Compensation Committee expects that the four Named Executive Officers will participate in the Performance Incentive Plan. The

Compensation Committee selects eligible participants no later than 90 days after the beginning of each performance period or, if earlier, within the first quarter of the performance period.

        Limitation of Benefits.    Under the Performance Incentive Plan, no participant may receive an award greater than $10,000,000 for any year, which amount is proportionally increased or decreased for performance periods longer or shorter than one year. This limitation is unchanged from the prior plans.

        Determination of Performance Criteria and Performance Goals.    No later than 90 days after the beginning of each performance period or, if earlier, within the first quarter of the performance period, the Compensation Committee will determine the target award for each participant or category of participant. This is typically specified as a percentage of salary. In addition, the Compensation Committee will choose one or more performance criteria to be applied and set the performance goals for each of the criteria. When the Compensation Committee sets the performance goals, the Compensation Committee may take into account or disregard any extraordinary or one-time or other non- recurring items or any events, transactions or other circumstances that the Compensation Committee deems relevant in light of the nature of the performance goals set or the assumptions made by the Committee regarding such goals.

        The Compensation Committee may choose one or more of the following performance criteria:

•

increase in stockholder value

•

earnings growth or earnings per share

•

net income

•

return on or net assets

•

cash flow or cash flow per share

•

return on stockholders' equity

•

operating profit or operating margins

•

gross or net revenue growth

•

operating expenses or attainment of expense levels

•

return on capital

•

return on invested capital

•

earnings before interest, taxes, depreciation and amortization as may be adjusted by the Committee to take into account significant non-recurring expenses

•

goals relating to acquisitions or divestitures

•

operating income

•

gross or net revenue

•

gross or net profit before or after tax

•

free cash flow

•

total stockholder return

•

economic value added

•

price-to-earnings growth

•

strategic business criteria relating to revenue, market penetration, or business expansion

Performance goals may be absolute, or relative to the comparable measure at comparison companies or a defined index. Separate performance goals may be established for the company as a whole, any subsidiary or division of the company, or the individual participant, and different performance measures may be given different weights. With respect to participants who are not covered employees, and for awards not intended to qualify for the Section 162(m) exemption, the Compensation Committee may establish other subjective or objective goals, including individual performance goals, as it deems appropriate.

        Determination and Payment of Awards.    After the end of each year, the Compensation Committee will review the performance against the pre-established performance goals and certify the extent, if any, to which the performance measures have been met. The Compensation Committee will also review the individual's performance. The ultimate award may be reduced or increased based on individual performance, as long as the award is not increased to a level in excess of the amount that would be paid solely on account of objectively measurable pre-established performance criteria.

        Awards generally are payable in cash. The awards are paid no later than March 15 of the year following the year for which the performance is measured. In rare situations, the Compensation Committee, in its sole discretion, may pay awards through the grant of stock options, restricted stock or restricted stock units under the Company's equity plan.

        Termination of Employment.    Generally, a participant must be employed by the Company on the date of payment of an award. If a participant retires or dies during a performance period, the participant or the participant's estate is entitled to a prorated award. Any prorated amount would not be paid until the performance period has ended and the Compensation Committee has certified the award.

        Change in Control.    If there is a change in control after awards have been granted and a participant is terminated following such change in control but prior to the payment of the applicable award, the participant will be eligible to receive a pro rata share of such award based on the number of months the participant is employed during the performance period only if the applicable performance goals are achieved. The payment is made in cash after the end of the performance period in which the termination occurred.

        New Plan Benefits.    The amount of incentive compensation to be paid to the Company's Chief Executive Officer and the other Named Executive Officers of the Company depends on Company performance, individual performance and the discretion of the Compensation Committee. If the Performance Incentive Plan is approved by stockholders, the Compensation Committee expects that annual incentive targets and cash award payments relating to the 2013 fiscal year will be made in accordance with the Performance Incentive Plan. The amounts to be paid for 2013 are not currently determinable. The target incentive awards for the Chief Executive Officer and the other Named Executive Officers under the Company's 2013 annual incentive plan, which have been approved subject to stockholder approval of the Performance Incentive Plan, are are as follows:

Name	Target Incentive Amounts
Roger W Stone	575,000
Matthew Kaplan	575,000
Timothy P. Keneally	223,800
Andrea K. Tarbox	220,200

        The annual incentive payable for 2012 under the Company's current annual incentive plan is set forth in the Summary Compensation Table on page 31.

        No amounts are payable to directors of the Company who are not also officers.

        Amendment and Termination of the Performance Incentive Plan.    The Compensation Committee may amend, modify, suspend, or terminate the Performance Incentive Plan in whole or in part at any time or from time to time; provided, however, that no such action will adversely affect any right or obligation with respect to any existing award. Any amendment that changes the performance measures or increases the maximum dollar amount that may be paid to a participant will not be effective with respect to awards to covered employees unless the amendment is approved by stockholders before the award is paid.

        Federal Income Tax Consequences.    Under current federal income tax laws, participants will recognize ordinary income in the year they receive a cash payment under the plan. The Company will receive a deduction for the amount constituting ordinary income to the participant, provided that the Performance Incentive Plan and the award satisfy the requirements of Section 162(m) of the Code.

        The affirmative vote of the holders of a majority of the shares of Common Stock represented and entitled to vote at the meeting is required for approval of the Performance Incentive Plan. Neither abstentions nor broker non-votes will have any effect upon the outcome of voting with respect to this proposal.

The Board of Directors recommends a vote "FOR" approval of the Company's
Amended and Restated 2008 Performance Incentive Plan.

 ADDITIONAL INFORMATION

        Our Bylaws contain procedures governing how stockholders can propose other business to be considered at a stockholder meeting. The SEC has also adopted regulations (Rule 14a-8 under the Exchange Act) that govern the inclusion of stockholder proposals in the Company's annual proxy materials.

        Notice Requirements.    A stockholder wishing to propose business to be considered at a meeting must provide a brief description of the proposed business, along with the text of the proposal. The stockholder also must set forth the reasons for conducting such business at the meeting, and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made. Such notice must also contain information specified in the Company's Bylaws as to the proposal of other business, information about the stockholder making the proposal and the beneficial owner, if any, on whose behalf the proposal is made, including name and address, class and number of shares owned, and representations regarding the intention to make such a proposal and to solicit proxies in support of it.

        Notice Deadlines.    Stockholder proposals submitted pursuant to Rule 14a-8 for possible inclusion in the Company's proxy materials relating to its 2014 Annual Meeting must be received by December 2, 2013.

        Alternatively, under the Company's Bylaws, if a stockholder wants to submit a proposal for the Company's annual meeting of stockholders but does not want to include it in the Company's proxy materials, written notice of such stockholder proposal of other business must be delivered to the Company's Corporate Secretary not less than 90 nor more than 120 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the prior year's annual meeting. However, if the Company's annual meeting is advanced or delayed by more than 30 days from the anniversary of the previous year's meeting, a stockholder's written notice will be timely if it is delivered not earlier than 120 days prior to such annual meeting and by the later of the 90th day prior to such annual meeting or the 10th day following the announcement of the date of the meeting.

        For our 2014 Annual Meeting for stockholder proposals not proposed to be included in the Company's proxy materials, our Bylaws therefore require that such stockholder proposals must be delivered between December 2, 2013 and January 1, 2014, unless the Company's 2014 Annual Meeting takes place before April 15, 2014, or after June 17, 2014, in which case stockholder proposals must be delivered not earlier than 120 days prior to the 2014 Annual Meeting and before the later of 90 days before the date of the 2014 Annual Meeting or the 10th day following the announcement of the date of the 2014 Annual Meeting. If stockholders do not comply with these bylaw notice deadlines, the Company reserves the right not to submit the stockholder proposals to a vote at its annual meetings.

        Where to Send Notice.    Stockholder proposals must be addressed to the Company at its principal executive offices at 1101 Skokie Boulevard, Suite 300, Northbrook, IL 60062, Attn: Secretary.

        At a special meeting of stockholders, only such business shall be conducted as shall have been brought before the meeting pursuant to the Company's notice of meeting.

        Stockholders should carefully review the Company's Bylaws and Rule 14a-8 under the Exchange Act to ensure that they have satisfied all of the requirements necessary either to propose other business at a stockholder meeting or to request the inclusion of a stockholder proposal in the Company's annual proxy materials.

        The SEC permits us to deliver a single copy of the notice, annual report and proxy statement to stockholders who have the same address and last name, unless we have received contrary instructions from such stockholders. Each stockholder will continue to receive a separate proxy card. This procedure, called "householding," will reduce the volume of duplicate information you receive and reduce our printing and postage costs. We will promptly deliver a separate copy of the annual report and proxy statement to any such stockholder upon written or oral request. A stockholder wishing to receive a separate annual report or proxy statement can notify us at KapStone Paper and Packaging Corporation, 1101 Skokie Blvd., Suite 300, Northbrook, IL 60062, telephone: 847-239-8800. Similarly, stockholders currently receiving multiple copies of these documents can request the elimination of duplicate documents by contacting us as described above.

WHERE YOU CAN FIND MORE INFORMATION

        The Company's Proxy Statement for the 2013 Annual Meeting of Stockholders and the Annual Report to Stockholders for the fiscal year ended December 31, 2012 are available on the Investors tab of the Company's website at http://ir.kapstonepaper.com. The Company files annual and quarterly reports, proxy statements and other information with the SEC. Stockholders may read and copy any reports, statements or other information that the Company file at the SEC's public reference rooms, Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. The Company's public filings are also available at the website maintained by the SEC at http://www.sec.gov. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012 was mailed along with this Proxy Statement. We will provide a copy of any of these documents to our stockholders, without charge, upon written request addressed to the Company at 1101 Skokie Blvd., Suite 300, Northbrook, IL 60062, Attention: Secretary.

TRANSACTION OF OTHER BUSINESS

        At the date of this Proxy Statement, the only business the Board of Directors intends to present or knows that others will present at the Annual Meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors

Roger W. Stone Chairman and Chief Executive Officer

April 1, 2013
Northbrook, Illinois

ANNEX A

KAPSTONE PAPER AND PACKAGING CORPORATION

2008 PERFORMANCE INCENTIVE PLAN
(as amended and restated effective as of January 1, 2013)

ARTICLE I
Plan Objective

        1.1    Purpose.    The purposes of this KapStone Paper and Packaging Corporation Performance Incentive Plan (the "Plan") are to promote the interests of KapStone Paper and Packaging Corporation (the "Company") by providing additional incentive for participating officers and other employees who contribute to the improvement of operating results of the Company and to reward outstanding performance on the part of those individuals whose decisions and actions most significantly affect the growth, profitability and efficient operation of the Company.

        1.2    Code Section 162(m).    The Plan is designed to permit Awards to qualify for the Section 162(m) Exemption; however, the Committee may grant Awards that do not qualify for the Section 162(m) Exemption.

        1.3    Effective Date; Shareholder Approval.    The Plan, as amended and restated, as set forth herein, is effective as of January 1, 2013. The Plan is subject to approval by the Company's stockholders at the May 16, 2013 Annual Meeting. Any Awards under this Plan made prior to stockholder approval are subject to stockholder approval.

ARTICLE II
Definitions

        The terms used herein will have the following meanings:

        "Award" means the opportunity to earn cash or equity compensation under the Plan, subject to the achievement of one or more Performance Goals and such other terms and conditions as the Committee may impose.

        "Board" means the Board of Directors of the Company.

        "Change-in-Control" means a change-in-control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"), provided that such a change-in-control will be deemed to have occurred at such time as (i) any "person" (as that term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of securities representing 35% or more of the combined voting power for election of directors of the then outstanding securities of the Company or any successor of the Company; (ii) during any period of two consecutive years or less, individuals who at the beginning of such period constituted the Board cease, for any reason, to constitute at least a majority of the Board, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (iii) the consummation of any merger or consolidation as a result of which its stock will be changed, converted or exchanged (other than a merger with a wholly-owned subsidiary of the Company) or any liquidation of the Company or any sale or other disposition of 50% or more of the assets or earning power of the Company; or (iv) the consummation of any merger or consolidation to which the Company is a party as a result of which the persons who were share owners of the Company immediately prior to the effective date of the merger or consolidation will have beneficial ownership of less than 50% of the combined voting power for election of directors of the surviving corporation following the effective date of such merger or consolidation; provided, however, that no Change-in-Control will be deemed to have occurred if, prior to such time as a Change-in-Control would otherwise be deemed to have occurred, the Board determines otherwise.

        "Code" means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

        "Company" means KapStone Paper and Packaging Corporation, a Delaware corporation.

        "Committee" means the Compensation Committee of the Board or any successor committee or subcommittee of the Board comprised solely of two or more members of the Board, each of whom is an "outside director" within the meaning of Code Section 162(m)(4)(C)(i) and related regulations, or any successor thereto and nonemployee directors within the meaning of Rule 16b-3(b)(3) under the Exchange Act.

        "Covered Employee" means an Employee whose compensation is subject to the deduction limitations imposed by Code Section 162(m).

        "Employee" means any person regularly employed on a full-time or part-time basis by the Company or a Related Company whose compensation is within the purview of the Committee pursuant to the Committee's practices and policies.

        "Participant" means an Employee who is determined to be eligible for the Plan by the Committee pursuant to Article IV of the Plan.

        "Performance Goal" means the objective performance goals established by the Committee for each Performance Period. For any Performance Period for which an Award is intended to qualify for the Section 162(m) Exemption, Performance Goals for Potential Covered Employees shall be established by the Committee within the time period required to qualify for the Section 162(m) Exemption. The Performance Goals may be based upon the performance of the Company, of any Related Company, of a division or unit thereof, or of an individual Participant, or groups of individuals, using one or more of the Performance Measures selected by the Committee. Performance Goals may be absolute, or may be relative to the comparable measure at comparison companies or a defined index. Separate Performance Goals may be established by the Committee for the Company or a Related Company, or division thereof, or an individual, and different Performance Measures may be given different weights. With respect to Participants who are not Potential Covered Employees, and for Awards not intended to qualify for the Section 162(m) Exemption, the Committee may establish other subjective or objective goals, including individual Performance Goals, which it deems appropriate.

        "Performance Measure" means one or more of the following criteria, on which Performance Goals may be based, subject to Section 5.3: (i) increase in stockholder value; (ii) earnings growth or earnings per share; (iii) net income; (iv) return on or net assets; (v) return on stockholder's equity; (vi) cash flow or cash flow per share; (vii) operating profit or operating margins; (viii) gross or net revenue growth of the Company; (ix) operating expenses or attainment of expense levels; (x) return on capital; (xi) return on invested capital; (xii) earnings before interest, taxes, depreciation and amortization (EBITDA) as may be adjusted by the Committee to take into account significant non-recurring expenses; (xiii) goals relating to acquisitions or divestitures; (xiv) operating income; (xv) gross or net revenue; (xvi) gross or net profit before or after tax; (xvii) free cash flow (either in the aggregate or on a per-share basis); (xviii) total stockholder return; (xix) economic value added, (xx) price-to-earnings growth; and (xxi)strategic business criteria consisting of one or more objectives based on the Company's meeting specified goals relating to revenue, market penetration or business expansion

        "Performance Period" means a calendar year or other period of time (which may be longer or shorter than a calendar year) set by the Committee.

        "Potential Covered Employee" means an Employee designated by the Committee at the time an Award is granted who, in the Committee's judgment, may be a Covered Employee at the time the Award is paid.

        "Related Company" means any corporation or business organization in which the Company owns, directly or indirectly, during the relevant time, either (i) 50% or more of the voting stock or capital where such entity is not publicly held, or (ii) an interest which causes the other entity's financial results to be consolidated with the Company's financial results for financial reporting purposes.

        "Section 162(m)" means Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder.

        "Section 162 (m) Exemption" means the exemption from the limitation on deductibility imposed by Code Section 162(m) as set forth in Code Section 162(m)(4)(c), and the regulations thereunder.

ARTICLE III
Administration

        3.1    Authority of Committee.    The Plan will be administered by the Committee. No person, other than members of the Committee, shall have any discretion concerning decisions regarding the Plan. The Committee, in its sole discretion, will determine which of the Participants to whom, and the time or times at which, Awards will be granted under the Plan, and the other conditions of the grant of the Awards. The provisions and conditions of the grants of Awards need not be the same with respect to each Participant or with respect to each Award.

        The Committee will, subject to the provisions of the Plan, establish such rules and regulations as it deems necessary or advisable for the proper administration of the Plan, and will make determinations and will take such other action in connection with or in relation to accomplishing the objectives of the Plan as it deems necessary or advisable.

        3.2    Effect of Determinations.    Each determination or other action made or taken by the Committee pursuant to the Plan, including interpretation of the Plan and the specific conditions and provisions of the Awards granted hereunder will be final, conclusive and binding for all purposes and upon all persons including, but without limitation, the Company, any Related Company, the Committee, the Board, officers, the Employees, and any Participant or former Participant under the Plan, as well as their respective successors in interest.

ARTICLE IV
Eligibility and Participation

        4.1    Eligibility.    Eligibility for participation in the Plan is limited to those Employees who are officers and other management of the Company or a Related Company who can make an appreciable contribution to the attainment of overall business objectives as determined in the sole discretion of the Committee.

        The fact that an Employee is eligible to participate in the Plan for one Performance Period does not guarantee that the Employee will be eligible to participate in any subsequent Performance Period. The payment of an Award for any Performance Period does not guarantee any person eligibility for or payment of an Award for any other Performance Period. The Committee will determine an Employee's eligibility for participation in the Plan from time to time within the time period required to qualify for the Section 162(m) Exemption.

 ARTICLE V
Awards

        5.1    Grant of Awards.    In connection with the grant of each Award, the Committee shall (i) establish the Performance Goal(s) and the Performance Period applicable to such Award, (ii) establish the formula for determining the amounts payable based on achievement of the applicable Performance Goal, (iii) determine the consequences for the Award of the Participant's termination of employment for various reasons or the Participant's demotion or promotion during the Performance Period, (iv) specify the consequences for the Award of the occurrence of a Change-in-Control of the Company during a Performance Period, and (v) establish such other terms and conditions for the Award as the Committee deems appropriate. For Awards intended to qualify for the Section 162(m) Exemption, the foregoing shall be accomplished within the time period required to qualify for the Section 162(m) Exemption.

        5.2    Certification of Awards.    The Committee shall, promptly after the date on which the necessary financial, individual or other information for a particular Performance Period becomes available, and in any event prior to the payment of any Award intended to qualify for the Section 162(m) Exemption to a Covered Employee, determine and certify the degree to which each of the Performance Goals have been attained.

        5.3    Permitted Adjustments.    Except as permitted under Section 5.4, Awards shall be paid solely in accordance with the applicable formula for the Performance Period, based upon the level of achievement of Performance Goals. Performance Goals shall, to the extent applicable, be based upon generally accepted accounting principles, but shall be adjusted by the Committee to take into account the effect of the following: changes in accounting standards that may be required by the Financial Accounting Standards Board after the Performance Goal is established; realized investment gains and/or losses; extraordinary, unusual, non-recurring or infrequent items; currency fluctuations; acquisitions; divestitures; litigation losses; financing activities; expenses for restructuring or productivity initiatives; other non-operating items; new laws, cases or regulatory developments that result in unanticipated items of gain, loss, income or expense; executive severance arrangements; investment returns relating to investment vehicles which are unaffiliated with a Company or divisional operating strategy; bonus expense; the impact on pre-tax income of interest expense attributable to the repurchase of Company stock; extraordinary dividends or stock dividends; the effect of corporate reorganizations or restructuring, spinoff, or a sale of a business unit; and other items as the Committee determines to be required so that the operating results of the Company, division, or a Related Company shall be computed on a comparative basis from Performance Period to Performance Period; in each case as those terms are defined under generally accepted accounting principles and provided in each case that such excluded items are objectively determinable by reference to the Company's financial statements, notes to the Company's financial statements, and/or management's discussion and analysis in the Company's financial statements. Determination by the Committee or its designee shall be final and conclusive on all parties, but shall be based on relevant objective information or financial data.

        5.4    Committee Discretion.    The Committee shall have the discretion to reduce, eliminate, or increase any Award for any Participant, to reflect individual performance and/or unanticipated factors, or any other factors the Committee deems appropriate. Notwithstanding the foregoing, and subject to the following sentence, with respect to the Awards of Potential Covered Employees intended to qualify for the Section 162(m) Exemption, the Committee shall not increase such Awards above the amount determined under the applicable formula for the Performance Period, or waive the achievement of applicable Performance Goals. In the event a Potential Covered Employee is determined at the end of the Performance Period not to be a Covered Employee, and to the extent it would not cause the Potential Covered Employee to become a Covered Employee, the Committee may exercise its discretion to increase the amount of such Potential Covered Employee's Award above the amount generated under the applicable formula for the Performance Period.

        5.5    Change in Employment Status.    Subject to Article X, an Employee who is selected as a Participant after the beginning of a Performance Period or a Participant who retires or who dies prior to the end of such Performance Period will be eligible to receive a pro rata share of an Award based on the number of months of participation during any portion of such Performance Period only if the applicable Performance Goals are achieved and such Award is paid at the time Awards for such Performance Period are paid to other Participants in accordance with Article VI. Except as provided in this Section or in Article X, a Participant whose employment is otherwise terminated prior to the end of such Performance Period will not be eligible for payment of any Award.

ARTICLE VI
Payment of Awards

        Except to the extent an Award is paid on a deferred basis in accordance with Section 409A of the Code, Awards will be paid by the Company no later than two and one-half months after the end of the calendar year in which the applicable Performance Period ends provided the Performance Goals have been met and certified in accordance with Section 5.2. Except with regard to Participants who retire or die during a Performance Period or are involuntarily terminated as provided in Article X, to be eligible for payment of any Award, the Participant must be employed by the Company or a Related Company on the date of payment of the Award.

ARTICLE VII
Method of Payment of Awards

        7.1    Payment of Awards.    Except as otherwise provided in this Plan, Awards will be paid in cash and paid at the time described in Article VI unless the Committee specifies in writing a different medium of payment before the beginning of the Performance Period to which such Award pertains. The Committee may specify the medium of payment on a case-by-case basis in its sole discretion and may include conditions or additional time vesting requirements in addition to the satisfaction of applicable Performance Goals. In no event will the maximum potential value of any Award to a Participant for any Performance Period exceed the amount of $10,000,000 on the date the Award is granted, which amount shall be proportionately increased or decreased, as the case may be, to reflect Performance Periods that are longer or shorter than 12 months.

        Alternative mediums of payment the Committee may specify in its sole discretion are one of, or any combination of cash and, the following:

            (i)  Stock Options.    The Committee may, in its sole discretion, pay any Award through the grant of stock options under KapStone Paper and Packaging Corporation 2006 Incentive Plan, as amended, or any successor equity plan approved by stockholders (the "Stock Incentive Plan"). The grant date is the date the Award would otherwise be paid in cash, unless the Committee provides otherwise in its discretion. Any Award issued in the form of stock options shall be subject to the terms and conditions of the Stock Incentive Plan and related grant agreement.

           (ii)  Restricted Stock or Restricted Stock Units.    The Committee may, in its sole discretion, pay any Award by issuing to a Participant restricted stock or restricted stock units under the Stock Incentive Plan. Any Award issued in the form of restricted stock or restricted stock unit shall be subject to the terms and conditions of the Stock Incentive Plan and related grant agreement.

        7.2    Withholding for Taxes.    The Company will have the right to deduct from any and all payments made under the Plan, any federal, state, local or foreign taxes required by law to be withheld with respect to such payments. The Participant shall be solely responsible for the satisfaction of any federal, state, local or foreign taxes on payments under the Plan. The Company and any Related Company (i) make no representations or undertaking regarding the treatment of any taxes in connection with any Award; and (ii) do not commit to structure the terms of the Award to reduce or eliminate the Participant's liability for taxes.

        7.3    Payments to Estates.    Awards and interest thereon, if any, which are due to a Participant pursuant to the provisions hereof and which remain unpaid at the time of his or her death will be paid in full to the Participant's estate.

        7.4    Offset for Monies Owed.    Any payments made under this Plan may be offset for any monies that the Committee determines are owed to the Company or any Related Company.

ARTICLE VIII
Amendment and Termination

        The Committee may amend, modify, suspend or terminate this Plan in whole or in part at any time or from time to time without the approval of the stockholders of the Company, except as otherwise provided in this Article; provided, however, that no such action will adversely affect any right or obligation with respect to any Award theretofore made. Any amendment to the Plan that changes the Performance Goals, Performance Measures or increases the maximum dollar amount that may be paid to a Participant for a Performance Period shall not be effective with respect to Awards to Covered Employees intended to qualify for the Section 162(m) Exemption unless the amendment is approved by stockholders before the Award is paid.

ARTICLE IX
Miscellaneous

        9.1    No Funding.    Cash Awards shall be paid solely from the general assets of the Company. To the extent any person acquires a right to receive payments from the Company under the Plan, the right is no greater than the right of any other unsecured general creditor. No absolute right to any Award shall be considered as having accrued to any Participant prior to the payment of the Award.

        9.2    Governing Law.    The Plan and all rights to an Award hereunder shall be construed in accordance with and governed by the laws of the State of Illinois, except that any matters relating to the internal governance of the Company shall be governed by the General Corporation Law of the State of Delaware.

        9.3    Awards Not Transferable.    Subject to Section 7.3, a Participant's rights and interest under the Plan may not be assigned or transferred. Any attempted assignment or transfer shall be null and void and shall extinguish, in the Committee's sole discretion, the Company's obligation under the Plan to pay Awards with respect to the Participant.

        9.4    Employment.    Neither the adoption of the Plan nor its operation shall in any way affect the rights and power of the Company or any Related Company to dismiss or discharge any Participants. The Plan is not a contract between the Company or any Related Company and any Employee or Participant.

ARTICLE X
Change-in-Control

        If there is a Change-in-Control after Awards have been granted under the Plan but before completion of the applicable Performance Period, a Participant who is terminated by the Company, a Related Company or a successor thereto following a Change-in-Control if such termination occurs prior to payment of the applicable Award in accordance with Article VI, will be eligible to receive a pro rata share of an Award based on the number of months of participation during any portion of such Performance Period only if the applicable Performance Goals are achieved. Such pro rata portion of an Award will be paid at the time Awards for such Performance Period are paid to other Participants in accordance with Article VI.

ANNUAL MEETING OF STOCKHOLDERS OF KAPSTONE PAPER AND PACKAGING CORPORATION May 16, 2013 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at - {Insert web address where material will be hosted} Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. The election as director of the nominees listed below (except as marked to the contrary below). O Brian R. Gamache O S. Jay Stewart O David P. Storch 2. Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2013. 3. Advisory approval of the Company's executive compensation. 4. Approval of the Company's Amended and Restated 2008 Performance Incentive Plan. The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting of Stockholders, the Proxy Statement for the 2013 Annual Meeting of Stockholders, and the 2012 Annual Report to Stockholders. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" ON PROPOSAL 1 AND "FOR" PROPOSALS 2, 3, AND 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. --------------- ---------------- 20330303000000000000 7 051613 FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN

0 --------------- . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ---------------- 14475 KAPSTONE PAPER AND PACKAGING CORPORATION THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 16, 2013 The undersigned, having received the Notice of Annual Meeting and Proxy Statement dated April 1, 2013, and the 2012 Annual Report on Form 10-K, hereby appoints Roger W. Stone and Matthew Kaplan, and each of them acting without the other, as the true and lawful attorneys, agents, and proxies with full power of substitution to represent and to vote as designated below, all shares of Common Stock of KapStone Paper and Packaging Corporation (the "Company") held of record by the undersigned on March 18, 2013, at the Annual Meeting of Stockholders to be held on May 16, 2013, or at any adjournment or postponement thereof. Any and all proxies heretofore given are hereby revoked. (Continued and to be marked, dated, and signed on the reverse side.)